Filed pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-124096

                                   PROSPECTUS

                        3,813,759 shares of Common Stock


ALL SHARE INFORMATION IN THIS PROSPECTUS, GIVES EFFECT TO A 1-FOR-20 REVERSE STOCK SPLIT OF OUR COMMON STOCK THAT WAS EFFECTIVE ON APRIL 5, 2005, AND IS CALCULATED ON A POST-SPLIT BASIS.

                                  CAPRIUS, INC.

         This prospectus relates to the resale by the selling stockholders listed elsewhere in this prospectus of up to 3,813,759 shares of our common stock. The selling stockholders may sell their shares from time to time at the prevailing market price or in negotiated transactions. Of the shares offered:

         -  2,872,566 shares are presently outstanding, and

         -  941,193 shares are issuable upon exercise of warrants and options.

         We will receive no proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds in the amount of $4,442,945 assuming the exercise of all of the warrants and options held by the selling stockholders, subject to certain of the warrants being exercised under a "cashless exercise" right.

         Our common stock is traded on the over-the-counter electronic bulletin board. Our trading symbol is CAPS. On May 6, 2005, the last bid price as reported was $3.99.

         The selling stockholders, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

         Brokers or dealers effecting transaction in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.

         AN INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. WE URGE YOU TO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  May 10, 2005

                               PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including "Risk Factors" and the Consolidated Financial Statements, before making an investment decision.

                                   THE COMPANY

BACKGROUND

         Caprius, Inc. is engaged in the infectious medical waste disposal business. In the first quarter of Fiscal 2003, we acquired a majority interest in M.C.M. Environmental Technologies, Inc. ("MCM"), which develops, markets and sells the SteriMed and SteriMed Junior compact units (together, the "SteriMed Systems") that simultaneously shred and disinfect Regulated Medical Waste. The SteriMed Systems are sold in both the domestic and international markets.

         Our principal business office is located at One Parker Plaza, Fort Lee, New Jersey 07024, and our telephone number at that address is (201) 592-8838.

         In this prospectus, "Caprius," the "Company," "we," "us" and "our" refer to Caprius, Inc. and, unless the context otherwise indicates, our subsidiary MCM.

HISTORY

         In June 1999, we acquired Opus Diagnostics Inc. ("Opus") and began manufacturing and selling medical diagnostic assays constituting the Therapeutic Drug Monitoring Business ("TDM"). In October 2002, we sold the assets of the TDM business to Seradyn, Inc., an unrelated company. We were founded in 1983 and through June 1999 essentially operated in the business of seeking to develop specialized medical imaging systems, as well as operating the Strax Institute ("Strax"), a comprehensive breast imaging center. The Strax Institute was sold in September 2003 to an unrelated company.

ACQUISITION OF M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC.

         In December 2002, the Company closed the acquisition of our initial investment of 57.53% of the capital stock of MCM for a purchase price of $2.4 million. MCM wholly-owns MCM Environmental Technologies Ltd., an Israeli corporation, which initially developed the SteriMed Systems. Upon closing, our designees were elected to three of the five seats on MCM's Board of Directors, with George Aaron, President and CEO, and Jonathan Joels, CFO, filling two seats. Additionally, as part of the transaction, certain debt of MCM to its existing stockholders and to certain third parties was converted to equity in MCM or restructured. Pursuant to its Letter of Intent with MCM, Caprius had provided MCM with loans totaling $565,000, which loans were repaid upon closing by a reduction in the cash portion of the purchase price. As part of the Stockholders Agreement dated December 17, 2002, there were certain provisions relating to performance adjustments for the twenty four month period post closing. As a consequence, the Company's ownership interest increased by 5% in the fiscal year 2004.

STERIMED SYSTEMS

         We developed and market worldwide the SteriMed and SteriMed Junior compact units that simultaneously shred and disinfect Regulated Medical Waste ("RMW"), reducing its volume up to 90%, and rendering it harmless for disposal as ordinary waste. The SteriMed Systems are patented, environmentally-friendly, on-site disinfecting and disposal units that can process regulated clinical waste, including sharps, dialysis filters, pads, bandages, plastic tubing and even glass, in a 12 minute cycle. The units, comparable in size to a washer-dryer, simultaneously shred, grind, mix and disinfect the waste with the proprietary Ster-Cid solution. After treatment, the material may be discarded as conventional solid waste, in accordance with appropriate regulatory requirements.

         The SteriMed Systems enable generators of RMW, such as clinics and hospitals, to significantly reduce cost for treatment and disposal of RMW, eliminate the potential liability associated with the regulated "cradle to grave" tracking system involved in the transport of RMW, and treat in-house RMW on-site in an effective, safe and easy manner. As the technology for disinfection is chemical based, within the definitions used in the industry, it is considered as an alternative treatment technology.

         The SteriMed Systems are comprised of two different sized units, and the required Ster-Cid disinfectant solution that can be utilized with both units. The larger SteriMed can treat up to 18.5 gallons (70 liters) of medical waste per cycle. The smaller version, the SteriMed Junior, can treat 4 gallons (15 liters) per cycle.

         Ster-Cid is our proprietary disinfectant solution used in the SteriMed Systems. Ster-Cid is approximately 90% biodegradable and is registered with the U.S. Environmental Protection Agency ("U.S. EPA") in accordance with the Federal Insecticide, Fungicide, Rodenticide Act of 1972 ("FIFRA"). During the SteriMed disinfecting cycle, the concentration of Ster-Cid is approximately 0.5% of the total volume of liquids. The Ster-Cid disinfectant in conjunction with the SteriMed Systems has been tested in independent laboratories. Results show that disinfection levels specified in the U.S. EPA guidance document, "Report on State and Territorial Association on Alternate Treatment Technologies", are met. Furthermore, it is accepted by Publicly Owned Treatment Works ("POTW") allowing for its discharge into the sewer system.

         Both SteriMed units are safe and easy to operate requiring only a half day of training. Once the cycle commences, the system is locked, water and Ster-Cid are automatically released into the treatment chamber. The shredding, grinding and mixing of the waste is then initiated exposing all surfaces of the medical waste to the chemical solution during the 12 minute processing cycle. At the end of each cycle, the disinfected waste is ready for disposal as regular solid waste.

         In the United States, the initial focus of marketing the SteriMed Systems has been to the medium-term to larger chains of dialysis clinics on a lease or sales basis. In addition, we are also pursuing other potential users, including laboratories, plasma phoresis centers, blood banks, surgical centers and hospitals.

         Internationally, we continue to market our SteriMed Systems both directly and indirectly through distributors. Our distributors are trained by us to enable them to take on the responsibility for the installation and maintenance that are required for the SteriMed Systems.

                               RECENT DEVELOPMENTS

PREFERRED STOCK PLACEMENT

         On February 15, 2005, we sold to several investors (i) 45,000 shares of newly-created Series C Mandatory Convertible Preferred Stock ("Series C Preferred Stock"), (ii) Series A Warrants to purchase an aggregate of 465,517 shares of our common stock at an exercise price of $5.60 per share, for a period of five years, and (iii) Series B Warrants to purchase an aggregate of 155,172 shares of our common stock at an exercise price of $2.90 per share, for a period of five years exercisable after nine months, subject to a termination condition defined under Warrant B, Section 18, for an aggregate purchase price of $4.5 million. The placement proceeds were utilized for the expansion of MCM's infectious medical waste disposal business, for repayment of $2,168,100 of debt and for our general working capital purposes. As conditions to the placement,
(i) holders of 8% Senior Secured Convertible Promissory Notes in an aggregate principal amount of $1.5 million, issued by us during the third quarter of fiscal 2004, converted their notes and all interest accrued thereon into 15,953 shares of Series C Preferred Stock, (ii) holders of short-term bridge loan notes in an aggregate of $500,000, issued by us during the second quarter of fiscal 2004, converted all of their notes into 5,000 shares of Series C Preferred Stock and the interest accrued thereon was paid in cash, (iii) holders of loans made to us in the aggregate amount of $145,923 exchanged 50% of their loans for 728 shares of Series C Preferred Stock , with the remaining 50% of the loans and the interest accrued thereon paid in cash, and (iv) we agreed to effect a 1:20 reverse split of our common stock on a post-placement basis in order to have sufficient authorized but unissued shares of our common stock to accommodate the placement, as well as future issuances.

1 FOR 20 REVERSE STOCK SPLIT

          On April 5, 2005, we effected a 1-for-20 reverse stock split of our common stock. Upon the reverse split, the 66,681 outstanding shares of Series C Preferred Stock automatically converted into 2,299,345 shares of our common stock. As a result of the reverse split, we will have outstanding 3,321,673 shares of common stock. In addition, we will reserve 1,020,804 shares for conversion of the Series B Preferred Stock and the exercise of options and warrants, and will have 45,656,392 authorized but unissued shares which may be issued in connection with acquisitions or subsequent financings. The reverse split will not change the number of authorized shares of common stock and preferred stock.

SALE OF STRAX INSTITUTE

         Effective September 30, 2003, we completed the sale of the Strax Institute for a purchase price of $412,000. Half of the purchase price was paid on closing and the balance is payable in installments evidenced by a note secured by the accounts receivables of Strax Institute, Inc. During the first quarter of fiscal year 2005, the parties agreed to settle the net outstanding balance with a payment of $66,000, which was paid in two equal installments in December 2004 and January 2005.

                                  THE OFFERING

  SECURITIES OFFERED BY SELLING
  STOCKHOLDERS ...........................    3,813,759 shares, includes 941,193
                                              shares subject to options and
                                              warrants.
  COMMON STOCK TO BE OUTSTANDING
  AFTER THE OFFERING......................    4,262,866 shares, assuming the
                                              selling stockholders exercise all
                                              their options and warrants.

  USE OF PROCEEDS.........................    We will receive no proceeds from
                                              the sale of common stock by the
                                              selling stockholders. However, we
                                              will receive $4,442,945 if all of
                                              the warrants and options for
                                              underlying shares included in this
                                              prospectus are exercised. We will
                                              use these proceeds for general
                                              corporate purposes.

  OTC ELECTRONIC BULLETIN BOARD SYMBOL....    "CAPS"

                                  RISK FACTORS

         See "RISK FACTORS" for a discussion of certain factors that should be considered in evaluating an investment in the common stock.

                   SUMMARY FINANCIAL AND OPERATING INFORMATION

         The following selected financial information is derived from the Consolidated Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                           YEAR ENDED SEPTEMBER 30              THREE MONTHS ENDED
                                                                                                    DECEMBER 31
                                                                                                    (UNAUDITED)
Summary of Operations                                      2004              2003              2004             2003
---------------------                                      ----              ----              ----             ----
    Total revenues                                      $   885,461       $   600,579       $  262,659      $   289,733
    Loss from continuing operations                      (3,249,963)       (4,052,867)        (797,072)        (629,251)
    Income from operations of discontinued TDM
     business segment (including gain on disposal
     of $3,214,189 in October 2002)                               -         3,287,587                -                -
    Loss from operations of discontinued Strax
     Business (including gain on disposal of
     $125,658 at September 30, 2003)                       (105,806)          (18,830)               -          (28,425)
    Loss applicable to minority interest                          -           459,906                -                -
    Net loss                                             (3,355,769)         (324,204)        (797,072)        (657,676)
    Loss from continuing operations per share                 (3.18)            (3.52)           (0.78)           (0.61)
    Income (loss) from discontinued
     operation per share                                      (0.10)            3.20                 -            (0.03)
    Net loss per common share (basic and
     diluted)                                                 (3.28)            (0.32)           (0.78)           (0.64)
    Weighted average common shares outstanding,
     basic and diluted                                    1,022,328         1,020,116        1,022,328        1,022,328


                                                                   Unaudited
                                                                      AS OF                  AS OF
Statement of Financial Position                                 DECEMBER 31, 2004      SEPTEMBER 30, 2004
Cash and cash equivalents                                         $    19,146            $     27,583
Total assets                                                        2,206,890               2,413,352
Working capital deficit                                            (2,981,099)             (2,330,190)
Long-term debt                                                              -                      -
Stockholders'deficiency                                            (1,696,258)              (899,186)


                                  RISK FACTORS

         The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                                 BUSINESS RISKS

WE HAVE A HISTORY OF LOSSES

         To date, we have been unable to generate revenue sufficient to be profitable. We had a net loss of $3,355,769, or $(3.28) per share, for the fiscal year ended September 30, 2004, compared to a net loss of $324,204, or $(0.32) per share, for the fiscal year ended September 30, 2003, and a net loss of $797,072, or $(0.78) per share, for the three month period ended December 31, 2004. We can expect to incur losses for the immediate foreseeable future. There can be no assurance that we will achieve the level of revenues needed to be profitable in the future or, if profitability is achieved, that it will be sustained. Due to these losses, we have a continuing need for additional capital.

RISK OF NEED FOR ADDITIONAL FINANCING

         We raised gross proceeds of $1.5 million in a placement of convertible secured notes in the third quarter of fiscal 2004 and gross proceeds of $4.5 million in a placement of Series C Preferred Stock and warrants in the second quarter of fiscal 2005. The net proceeds from these placements should fulfill our capital needs through March 31, 2006 based upon our present business plan. However, we expect to require additional working capital or other funds in the near future should we need to modify our business plan. These funds are required to support our marketing efforts, obtaining additional regulatory approvals both domestically and overseas as well as for manufacturing purposes. In the event we are unable to achieve any market penetration in the near term, secure regulatory approvals or build inventory available for immediate delivery, our ability to secure additional funding could be severely jeopardized. No assurance can be given that we will be successful in obtaining additional funds, whether publicly or privately or through equity or debt. Any such financing could be highly dilutive to stockholders.

OUR LACK OF OPERATING HISTORY MAKES EVALUATION OF OUR BUSINESS DIFFICULT.

         The MCM business, our primary business, is at an early stage of commercialization and there is no meaningful historical financial or other information available upon which you can base your evaluation of this business and its prospects. We acquired the MCM business in December 2002 and have generated insubstantial revenues to date from it.

         In addition, our early stage of commercialization means that we have less insight into how market and technology trends may affect our business. This includes our ability to attract and convince customers to switch from their current method of dealing with the disposal of their medical waste to a new technology and to adjust their current in-house system to adapt to our SteriMed Systems. As a consequence, the revenue and income potential of our business is unproven. Further, we cannot estimate the expenses for operating the business. If we are incorrect in our estimates, it could be detrimental to our business.

WE EXPECT OUR MANUFACTURING AND MARKETING DEVELOPMENT WORK FOR OUR MCM BUSINESS TO CONTINUE FOR SOME TIME, AND OUR MANUFACTURING AND MARKETING MAY NOT SUCCEED OR MAY BE SIGNIFICANTLY DELAYED.

         At present, the SteriMed is manufactured at our own facility in Israel. The SteriMed Junior had been manufactured by a third party manufacturer in Israel. While we expect our manufacturing and product development work to continue in Israel, due to the limited capacity as well as the high costs of transportation from Israel, we are seeking alternative manufacturing and assembly capacity for the SteriMed Junior unit with manufacturers in North America. As we receive interest from these manufacturers, we will then undertake a detailed analysis to ensure that they are sufficiently qualified to manufacture our unit and that their costs are acceptable to us. If we fail to effectively manufacture or cause the manufacture of or fail to develop a market for our SteriMed Systems, we will likely be unable to recover the losses we will have incurred in attempting to produce and market these products and technologies and may be unable to make sales or become profitable. As a result, the market price of our securities may decline, causing you to lose some or all of your investment.

DEPENDENCE ON OUR THIRD PARTY COMPONENT SUPPLIERS

         We are dependent on third party suppliers for the components of our SteriMed and SteriMed Junior units and also for the Ster-Cid disinfectant. At present there are no supply contracts in place and our requirements are fulfilled against purchase orders. There can be no assurances that we will have adequate supplies of materials. Although we believe that the required components are readily available and can be provided by other suppliers, delays may be incurred in establishing relationships or in awaiting for quality control assurance with other manufacturers for substitute components.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION WITH WHICH IT IS FREQUENTLY DIFFICULT, EXPENSIVE AND TIME-CONSUMING TO COMPLY.

         The medical waste management industry is subject to extensive U.S. EPA, state and local laws and regulations relating to the collection, packaging, labeling, handling, documentation, reporting, treatment and disposal of regulated medical waste. The use of the Ster-Cid disinfectant in the SteriMed Systems is registered with the U.S. EPA under FIFRA, however, the SteriMed Systems are not subject to U.S. EPA registration. Our business requires us to comply with these extensive laws and regulations and also to obtain permits, authorizations, approvals, certificates or other types of governmental permission from all states and some local jurisdictions where we sell or lease the SteriMed Systems. The SteriMed has been cleared for marketing in 46 states and the SteriMed Junior in 40 states. It is our objective to obtain approvals from the remaining states. The Ster-Cid has been registered in 49 states. Our ability to obtain such approvals in the remaining states and the timing and cost to do so, if successful, cannot be easily determined nor can the receipt of ultimate approval be assumed.

         In markets outside the U.S., our ability to market the SteriMed Systems is governed by the regulations of the specific country. In foreign countries we primarily market through distributors, on which we rely to obtain the necessary regulatory approvals to permit the SteriMed Systems to be marketed in that country. We are therefore dependent on the distributors to process these applications where required. In many of these countries we have no direct control or involvement in the approval process, and therefore we cannot estimate when our product will be available in that market.

         We believe that we currently comply in all material respects with all applicable laws, regulations and permitting requirements. State and local regulations change often, however, and new regulations are frequently adopted. Changes in the applicable regulations could require us to obtain new approvals or permits, to change the way in which we operate or to make changes to our SteriMed Systems. We might be unable to obtain the new approvals or permits that we require, and the cost of compliance with new or changed regulations could be significant. In the event we are not in compliance, we can be subject to fines and administrative, civil or criminal sanctions or suspension of our business.

         The approvals or permits that we require in foreign countries may be difficult and time-consuming to obtain. They may also contain conditions or restrictions that limit our ability to operate efficiently, and they may not be issued as quickly as we need (or at all). If we cannot obtain the approval or permits that we need when we need them, or if they contain unfavorable conditions, it could substantially impair our ability to sell the SteriMed Systems in certain jurisdictions or to import the system into the United States.

WE MAY NOT BE ABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND PROPRIETARY TECHNOLOGY, WHICH COULD HAVE A MATERIAL AFFECT ON OUR BUSINESS AND MAKE IT EASIER FOR OUR COMPETITORS TO DUPLICATE OUR PRODUCTS.

         We regard certain aspects of our products, processes, services and technology as proprietary, and we have trademarks and patents for certain aspects of the SteriMed Systems. Our ability to compete successfully will depend in part on our ability to protect our proprietary rights and to operate without infringing on the proprietary right of others, both in the United States and abroad. Our proprietary rights to Ster-Cid relate to an exclusive worldwide license that we had obtained from a third party manufacturer in Europe to purchase the Ster-Cid disinfectant. The patent positions of medical waste technology companies generally involve complex legal and factual questions. While patents are important to our business, the regulatory approvals are more critical in permitting us to market our products. We may also apply in the future for patent protection for uses, processes, products and systems that we develop. There can be no assurance that any future patent for which we apply will be issued, or that any existing patents issued will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any competitive advantage, or that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. We may incur substantial costs in defending any patent or license infringement suits or in asserting any patent or license rights, including those granted by third parties, the expenditure of which we might not be able to afford. An adverse determination could subject us to significant liabilities to third parties, require us to seek licenses from or pay royalties to third parties or require us to develop appropriate alternative technology. There can be no assurance that any such licenses would be available on acceptable terms or at all, or that we could develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on our business and profitability.

         We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. This could adversely affect our business, financial condition and operating results such that it could cause us to reduce or cease operations.

WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS THAT ACHIEVE MARKET ACCEPTANCE

         Our future growth and profitability depend in part on our ability to respond to technological changes and successfully develop and market new products that achieve significant market acceptance. This industry has been historically marked by very rapid technological change and the frequent introductions of new products. There is no assurance that we will be able to develop new products that will realize broad market acceptance.

THE NATURE OF OUR BUSINESS EXPOSES US TO PROFESSIONAL AND PRODUCT LIABILITY CLAIMS, WHICH COULD MATERIALLY ADVERSELY IMPACT OUR BUSINESS AND PROFITABILITY

         The malfunction or misuse of our SteriMed Systems may result in damage to property or persons, as well as violation of various health and safety regulations, thereby subjecting us to possible liability. Although our insurance coverage is in amounts and deductibles customary in the industry, there can be no assurance that such insurance will be sufficient to cover any potential liability. We currently retain a claims made $2 million worldwide product liability insurance policy. Further, in the event of either adverse claim experience or insurance industry trends, we may in the future have difficulty in obtaining product liability insurance or be forced to pay very high premiums, and there can be no assurance that insurance coverage will continue to be available on commercially reasonable terms or at all. In addition, there can be no assurance that insurance will adequately cover any product liability claim against us. A successful product liability, environmental or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on our business, financial condition and operations. To date, no claims have been made against us. We believe that our insurance coverage is adequate to cover any claims made, and we review our insurance requirement with our insurance broker on an annual basis.

OTHER PARTIES MAY ASSERT THAT OUR TECHNOLOGY INFRINGES ON THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD DIVERT MANAGEMENT TIME AND RESOURCES AND POSSIBLY FORCE US TO REDESIGN OUR PRODUCTS.

         Developing products based upon new technologies can result in litigation based on allegations of patent and other intellectual property infringement. While no infringement claims have been made or threatened against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us and could cause us to reduce or cease operations, and even if we are successful in a litigation to defend such claim, there may be adverse effects due to the significant expenses related to defending the litigation.

THE LOSS OF CERTAIN MEMBERS OF OUR MANAGEMENT TEAM COULD ADVERSELY AFFECT OUR BUSINESS.

         Our success is highly dependent on the continued efforts of George Aaron, Chairman, President and Chief Executive Officer, and Jonathan Joels, Chief Financial Officer, Treasurer and Secretary, who are our key management persons. Should operations expand, we will need to hire persons with a variety of skills and competition for these skilled individuals could be intense. Neither Mr. Aaron nor Mr. Joels plan to retire or leave us in the near future. However, there can be no assurance that we will be successful in attracting and/or retaining key personnel in the future. Our failure to do so could adversely affect our business and financial condition. We do not have employment agreements with or carry any "key-man" insurance on the lives of any of our officers or employees.

DEFENSE OF LITIGATION AND EFFECT OF NEGATIVE OUTCOME

         We have been involved in defending two litigations, a Class Action and a Federal Derivative Action, in which Jack Nelson, a former officer and director of the Company has directly or indirectly made claims alleging misrepresentations, mismanagement or other misconduct by us or certain of our officers and directors. A third litigation, a State Court Action instituted by Mr. Nelson, was settled in September 2003.

         In May 2004 and confirmed in July 2004, in a decision separate from the decision in the Federal Derivative Action, the Court granted the defendants' motion and dismissed the Class Action. The initial plaintiff was a relative of the wife of the plaintiff in both the Federal Derivative Action and the State Court Action. The plaintiff did not file a notice of appeal during the statutory time period.

         In May 2004, the Court in the Federal Derivative Action granted the motion made by us and Messrs. Aaron and Joels for judgment on the pleadings based upon the pre-suit demand requirement and dismissed the plaintiff's complaint without prejudice, but denied defendants' motion for judgment on the pleadings based upon the Private Securities Litigation Reform Act. The Court also granted the plaintiff's cross-motion to file an amended complaint to add allegations of insider trading. On September 30, 2004, our Board of Directors received a letter from Mr. Nelson's attorney making a demand that we institute a derivative action substantially similar to the contents of the complaint that had been filed in the Federal Derivative Action. In late December 2004, a Board committee responded to the letter, stating that the committee had determined that there was no basis for us to institute the derivative action. There has been no further communication from Mr. Nelson's attorney.

         No damages were specified in these cases. However, the cost of defending these litigations has been material to us and any continued or new litigations and any monetary judgment against us could have a material adverse effect on our financial condition and continuation of operations. In addition, claims by the defendant officers and directors for indemnification, notwithstanding our having directors and officers insurance covering securities act claims in the Class Action, could be material.

DEPENDENCE ON PRINCIPAL CUSTOMERS

         Two principal customers, Euromedic and Lysmed, which are foreign distributors in Central and Eastern Europe, accounted for approximately 72% of our revenues from our SteriMed business for fiscal year 2004. These two customers together with Advanced Washroom and a major US dialysis company accounted for approximately 88% of our revenues in the three months ended December 31, 2004. We are presently working on the expansion of our sales, both internationally and domestically. In fiscal year 2005, we received our first significant order for the SteriMed Junior from a major US dialysis company. The loss of any one of our principal customers would have a significant adverse impact to our business.

COMPETITION

         There are numerous methods of handling and disposing of RMW, of which our technology is one of the available systems. We are not aware of any competitive product that is similar to the SteriMed Systems with respect to its design and compactness. We believe that our SteriMed Systems, due to their ability to be used on site, competitive costing and ease of use, offer a significant advantage over RMW systems offered by our competitors. We realize, however, there can be no assurance that a different or new technology may not supplant us in the market. Further, we cannot guarantee that in the event that we are successful in the deployment of our systems in the marketplace, the predominant companies in the field, which have substantially greater resources and market visibility than us, will not try to develop similar systems.

CONTROL BY A LEAD INVESTOR

         An investor group beneficially owns approximately 50.12% of the outstanding common stock, including all shares and underlying warrants currently held by them. Accordingly, they could exercise a significant voting block in the election of directors and other matters to be acted upon by stockholders.

                                  MARKET RISKS

THERE IS ONLY A VOLATILE LIMITED MARKET FOR OUR COMMON STOCK

         Recent history relating to the market prices of public companies indicates that, from time to time, there may be periods of extreme volatility in the market price of our securities because of factors unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock, and especially for stock traded on the OTC Bulletin Board. Our common stock is not actively traded, and the bid and asked prices for our common stock have fluctuated significantly. Since January 1, 2003, the common stock traded on the OTC Bulletin Board from a high of $6.80 to a low of $1.00 per share. See "MARKET FOR OUR COMMON STOCK." General market price declines, market volatility, especially for low priced securities, or factors related to the general economy or to us in the future could adversely affect the price of the common stock. With the low price of our common stock, any securities placement by us would be very dilutive to existing stockholders, thereby limiting the nature of future equity placements.

THE NUMBER OF SHARES BEING REGISTERED FOR SALE IS SIGNIFICANT IN RELATION TO OUR TRADING VOLUME

         All of the shares registered for sale on behalf of the selling stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. At April 5, 2005, we had 3,322,798 outstanding shares of common stock and an aggregate of 1,020,804 shares of common stock reserved for the conversion of Series B Preferred Stock and the exercise of options and warrants. Of the 4,343,602 shares, an aggregate of 3,813,759 shares have been included in this prospectus. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital. Any outstanding shares not sold by the selling stockholders pursuant to this prospectus will remain as "restricted shares" in the hands of the holder, except for those held by non-affiliates for a period of two years, calculated pursuant to Rule 144.

WE HAVE NEVER PAID DIVIDENDS AND WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FUTURE

         We do not believe that we will pay any cash dividends on our common stock in the future. We have never declared any cash dividends on our common stock, and if we were to become profitable, it would be expected that all of such earnings would be retained to support our business. Since we have no plan to pay cash dividends, an investor would only realize income from his investment in our shares if there is a rise in the market price of our common stock, which is uncertain and unpredictable.

SHARES ELIGIBLE FOR FUTURE SALE COULD NEGATIVELY AFFECT YOUR INVESTMENT IN US

         The fact that we are seeking additional capital through the sale of our securities, including shares of our preferred stock, which include granting certain registration rights to the investors, could negatively impact us. At April 5, 2005, we had 45,625,483 shares of common stock and 973,000 shares of preferred stock which our Board of Directors could issue without any approval of existing holders. The issuance of these shares, as well as the issuance of any new shares, and any attempts to resell them could depress the market for the shares being registered under this prospectus.

WE ARE SUBJECT TO PENNY STOCK REGULATIONS AND RESTRICTIONS

         The Securities and Exchange Commission has adopted regulations which generally define Penny Stocks to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of May 6, 2005, the closing bid and asked prices for our common stock were $3.99 and $4.05 per share and therefore, it is designated a "Penny Stock." As a Penny Stock, our common stock may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

         For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Securities and Exchange Commission ("SEC") relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

         There can be no assurance that our common stock will qualify for exemption from the penny stock restrictions. In any event, even if our common stock were exempt from the Penny Stock restrictions, we would remain subject to
Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

CERTAIN PROVISIONS OF OUR CHARTER COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS OR CHANGE IN CONTROL

         Certain provisions of our Certificate of Incorporation and of Delaware law could discourage potential acquisition proposals and could make it more difficult for a third party to acquire or discourage a third party from attempting to acquire control of us. These provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the common stock. Our Board of Directors, without further stockholder approval, may issue preferred stock that would contain provisions that could have the effect of delaying or preventing a change in control or which may prevent or frustrate any attempt by stockholders to replace or remove the current management. The issuance of additional shares of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

                           FORWARD LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                                 USE OF PROCEEDS

         We will not receive any portion of the proceeds from the sale of common stock by the selling stockholders. We may receive proceeds of up to $4,442,945 if all the warrants and options underlying some of the shares sold are exercised and no cashless-exercise procedure is used. Management currently anticipates that any such proceeds will be utilized for working capital and other general corporate purposes. We cannot estimate how many, if any, warrants and options may be exercised as a result of this offering.

         We are obligated to bear the expenses of the registration of the shares. We anticipate that these expenses will be approximately $75,000.

                                 DIVIDEND POLICY

         We have never declared dividends or paid cash dividends. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Moreover, covenants in the convertible promissory notes prevent us from paying any dividends on our common stock while those notes are outstanding.

                           MARKET FOR OUR COMMON STOCK

PRINCIPAL MARKET AND MARKET PRICES

         Our common stock has traded in the over-the-counter market on the OTC Electronic Bulletin Board (OTCBB) under the symbol CAPS. Prior to the April 5, 2005 reverse split, our trading symbol was CAPR. The following table sets forth for the indicated periods the high and low bid prices of the common stock for the two fiscal years ended September 30, 2004, and for the period from October 1, 2004 through May 6, 2005 as reported on the OTCBB. These prices are based on quotations between dealers, and do not reflect retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.


---------------------------------------------------------------------------------------
                        FISCAL YEAR             FISCAL YEAR             FISCAL YEAR
                          ENDING                  ENDED                    ENDED
  FISCAL PERIOD           9/30/05                 9/30/04                 9/30/03
---------------------------------------------------------------------------------------
                      High        Low        High        Low          High       Low
---------------------------------------------------------------------------------------
  First Quarter       $3.80      $2.20       $5.00      $2.20         $3.00     $1.40
---------------------------------------------------------------------------------------
  Second Quarter       6.80       2.60        5.00       1.00          2.60      1.60
---------------------------------------------------------------------------------------
  Third Quarter*       5.00       3.20        4.40       1.00          2.60      2.00
---------------------------------------------------------------------------------------
  Fourth Quarter          -          -        5.00       2.20          6.20      2.00
---------------------------------------------------------------------------------------
  Reflects Reverse Stock Split 1:20
 *Reflects prices through May 6, 2005


APPROXIMATE NUMBER OF HOLDERS OF OUR COMMON STOCK

         On February 28, 2005, there were approximately 1,300 stockholders of record of our capital stock. Since a substantial amount of the shares are held in nominee name for beneficial owners, we believe that there are a substantial number of additional beneficial owners.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our Consolidated Financial Statements and the notes thereto and the other financial information appearing elsewhere in this prospectus. In addition to historical information contained herein, the following discussion and other parts of this prospectus contain certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under "Risk Factors", as well as factors discussed elsewhere in this prospectus. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

RESULTS OF OPERATIONS

         Our continuing operations are classified as the infectious medical waste business. In the year ended September 30, 2002, our operations were classified into two business segments: imaging services (Strax) and the therapeutic drug monitoring assay business (TDM Business). We completed the sale of our imaging business (Strax) effective as of September 30, 2003, as well as the sale of our TDM business segment effective October 9, 2002. As a result, our consolidated balance sheet for the 2004 and 2003 fiscal years have been restated to reflect the Strax business and the TDM business as discontinued operations. These changes in our business operations make it difficult to compare our prior financial results by period.

     FISCAL YEAR ENDED SEPTEMBER 30, 2004 COMPARED TO FISCAL YEAR ENDED
     ------------------------------------------------------------------
     SEPTEMBER 30, 2003
     ------------------

         Revenues generated for fiscal year ended 2004 ("Fiscal 2004") were primarily generated by MCM product sales and rental revenues which totaled $835,461 for Fiscal 2004 as compared with $550,579 for the fiscal year ended 2003 ("Fiscal 2003"). Sales for Fiscal 2004 increased over Fiscal 2003 with the delivery of the SteriMed Junior as well as the SteriMed in international markets. For Fiscal 2004, two customers accounted for approximately 72% of the consolidated total revenue. Accounts receivable due from these customers as of September 30, 2004 amounted to $45,267. For Fiscal 2003, one customer accounted for approximately 30% of the consolidated total revenue. Accounts receivable due from this customer as of September 30, 2003 amounted to $47,000. Consulting income in connection with the sale of the TDM business generated $50,000 in both Fiscal 2004 and Fiscal 2003.

         Cost of product sales and leased equipment amounted to $618,944 or 69.9% of total revenues versus $357,708 or 59.6% of total revenues for the year ended September 30, 2004 and 2003, respectively. We have not advanced to a level of sales for us to absorb fully the fixed costs related to our revenues

         Selling, general and administrative expenses totaled $3,020,212 for Fiscal 2004 versus $4,155,660 for Fiscal 2003. This reflects substantial decreases in certain professional fees primarily in connection with litigation defense costs and insurance fees for the previous fiscal year's purchase of tail insurance for policies that were not renewed with the same insurer as well as performance based compensation to employees (none in 2004).

         Research and Development costs increased to $283,697 in Fiscal 2004 versus $122,116 in Fiscal 2003 reflecting additional activities performed in the development of the Company's SteriMed units.

         Interest expense increased to $212,571 in Fiscal 2004 versus $17,962 in Fiscal 2003. This increase reflects the interest expense, financing costs and amortization relating to loan financings that took place in Fiscal 2004.

         The operating loss from operations totaled $3,249,963 for Fiscal 2004 versus $4,052,867 for Fiscal 2003. This decrease primarily reflects the cost savings benefits derived under managements' initiatives to control expenses, an increase in revenues, and the elimination of certain one time costs in connection with the acquisition of the MCM Business in Fiscal 2003. A significant portion of the loss from continuing operations in Fiscal 2003 was offset by the gain on sale of approximately $3.2 million from the sale of the TDM business.

     THREE MONTHS ENDED DECEMBER 31, 2004 COMPARED TO THREE MONTHS ENDED
     -------------------------------------------------------------------
     DECEMBER 31, 2003
     -----------------

         Revenues generated from MCM product sales totaled $236,908 for the three months ended December 31, 2004 as compared to $258,884 for the three months ended December 31, 2003. Revenues generated from MCM rentals totaled $5,326 as compared to $18,349 for the comparable periods. Consulting and royalty income in connection with the sale of the TDM Business totaled $20,425 as compared to $12,500 for the three months ended December 31, 2003.

         Cost of product sales and leased equipment amounted to $161,794 or 61.6% of total revenues versus $204,719 or 70.7% of total revenues for the three month period ended December 31, 2004 and 2003, respectively. We have not advanced to a level of sales for us to absorb fully the fixed costs related to our revenues

         Selling, general and administrative expenses totaled $672,278 for the three months ended December 31, 2004 versus $674,236 for the three months ended December 31, 2003.

         Research and Development expenses increased to $76,580 from $39,595 in the three months ended December 31, 2004 and compared to the same period in 2003. This reflects our increase in development activities in preparation for the production scale-up of the SteriMed Junior.

         Interest expense, net totaled $149,079 for the three months ended December 31, 2004 versus $434 for the three months ended December 31, 2003. The majority of the interest expense incurred during the three month period ended December 31, 2004 related to interest fees and amortization in connection with the secured convertible notes and bridge financing, which occurred in Fiscal 2004.

         The operating loss from operations amounted to $647,993 and $628,817 for the three month periods ended December 31, 2004 and 2003, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 2004, our cash and cash equivalents position approximated $19,100 versus $27,600 at September 30, 2004. As further discussed below, on February 15, 2005 we received net proceeds of approximately $4 million from the sale of Series C Preferred Stock and warrants, and approximately $2.1 million of indebtedness was converted into or exchanged for Series C Preferred Stock. At March 31, 2005 our cash and cash equivalents position approximated $2,700,000.

         Prior to the completion of this financing, we had suffered from a shortage of capital resources that hampered operations. This resulted in management spending a lot of time pursuing adequate financing to fund our operations.

         During the second quarter of fiscal 2004, we raised $500,000 through a short-term bridge loan, issuing notes due on July 31, 2005, and granting warrants to purchase 16,666 shares of our common stock exercisable at $5.00 per share for a period of five years. The funds were utilized primarily for general working capital. The majority of these funds were provided by our management. The notes bore interest at a rate of 11% per annum and were secured by a first lien on any royalties received by Opus Diagnostics Inc. from Seradyn, Inc. in accordance with their Royalty Agreement. These loans were repaid on February 15, 2005 as part of the preferred stock placement

         During the third quarter of fiscal year 2004 we raised $1.5 million, prior to fees and expenses, through the issuance of 8% Senior Secured Convertible Promissory Notes, repayable, together with interest, from April 27, 2005 to June 10, 2005, subject to prepayment or conversion by the investors into shares of our common stock at a conversion price of $3.00 per share. As part of the conversion right privilege, we, recognized a discount on debt of approximately $200,000 and a corresponding increase to paid in capital. These loan were repaid on February 15, 2005 as part of the preferred stock placement.

         During the three month period ended December 31, 2004, we received as advances the principal amount of approximately $138,800 through short-term related party loans. The terms of the loans are identical to the terms of the $100,000 8% Senior Secured Convertible Promissory Note outlined below. These funds were utilized for general working capital purposes. These loans were repaid on February 15, 2005 as part of the preferred stock placement.

         On February 2, 2005, we raised $100,000 through the issuance of 8% Senior Secured Convertible Promissory Notes, repayable, together with interest to April 3, 2005, subject to prepayment in the event of an equity financing in excess of $2 Million, or conversion by the investors into shares of our common stock at a conversion price of $3.00 per share. The lender also received warrants to purchase 5,000 shares of our common stock exercisable at $5.60 per share for a period of five years. The funds were utilized for general working capital. On February 17, 2005 we repaid this loan together with interest.

         On February 15, 2005, we closed on a $4.5 million preferred stock equity financing before financing related fees and expenses of approximately $450,000, issuing (i) 45,000 shares of Series C Mandatory Convertible Preferred Stock, (ii) Series A Warrants to purchase an aggregate of 465,517 shares of common stock at an exercise price of $5.60 per share for a period of five years, and (iii) Series B Warrants to purchase an aggregate of 155,172 shares of common stock at an exercise price of $2.90 per share for a period of five years exercisable after nine months, subject to a termination condition. Simultaneously, we converted the short-term secured debt outstanding in the aggregate of $2 million, together with $72,962 of unsecured indebtedness, into 21,681 shares of Series C Mandatory Convertible Preferred Stock.

         We will continue to evaluate additional funding options including equipment financing, banking facilities, loans, government-funded grants and private and public equity offerings. We may also require funds for future acquisitions that would complement our existing business. Some of these financings may result in substantial dilution to current equity holders.

CONTRACTUAL OBLIGATIONS

THE FOLLOWING TABLE SETS FORTH OUR CONTRACTUAL OBLIGATIONS AS OF DECEMBER 31,
2004


                                                  TOTAL      LESS THAN     1-3 YEARS   MORE THAN
                                                  -----      ---------     ---------   ---------
                                                               1 YEAR                   5 YEARS
                                                               ------                   -------
  Long Term Debt Obligations*.............       $   -        $   -             -           -
  Capital Lease Obligations...............           -            -             -           -
  Operating Lease Obligations.............       $ 53,120     $ 53,120          -           -

* Short Term Debt Obligations in the aggregate amount of $2 million were repaid pursuant to the February 15, 2005 preferred stock placement.


CONTINGENT OBLIGATIONS

         Our principal contractual commitments include payments under operating leases.

CRITICAL ACCOUNTING POLICIES

         The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. On an on-going basis, management evaluates our estimates and assumptions, including but not limited to those related to revenue recognition and the impairment of long-lived assets, goodwill and other intangible assets. Management bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         1.   Revenue recognition

         The infectious medical waste business recognizes revenues from either the sale or rental of our SteriMed Systems. Revenues for sales are recognized at the time that the unit is shipped to the customer. Rental revenues are recognized based upon either services provided for each month of activity or evenly over the year in the event that a fixed rental agreement is in place.

         2.   Goodwill and other intangibles

         Goodwill and other intangibles associated with the MCM acquisition will be subject to an annual assessment for impairment by applying a fair-value based test. The valuation will be based upon estimates of future income of the reporting unit and estimates of the market value of the unit.

RECENT ACCOUNTING PRONOUNCEMENTS

         On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation in the event companies adopt SFAS No. 123 and account for stock options under the fair value method. SFAS No. 148 also amends the disclosure provisions of SFAS 123 and APB Opinion No. 28, Interim Financial Reporting (APB 28), to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While the Statement does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25 Accounting for Stock Issued to Employees (APB 25).

         In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. In December 2003, the FASB issued Interpretation No. 46(R) ("FIN 46R") which revised certain provisions of FIN 46. Publicly reporting entities that are small business issuers must apply FIN 46R to all entities subject to FIN 46R no later than the end of the first reporting period that ends after December 15, 2004 (as of December 31, 2004, for a calendar year enterprise) The effective date includes those entities to which FIN 46 had previously been applied. However, prior to the application of FIN 46R, a public entity that is a small business issuer shall apply FIN 46 or FIN

46R to those entities that are considered special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003 (as of December 31, 2003 for a calendar year). We do not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46.

         In May 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The changes in this Statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material effect on our consolidated financial position, results of operations, or cash flows.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 is the first phase of the FASB's project on liabilities and equity. SFAS No. 150 provides guidance on how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. Many of these instruments were previously classified as equity. For example, if an employer's issuance of its shares to a key employee requires the employer to redeem the shares upon the employee's death, then those shares must be classified as a liability, not as equity. For publicly-held companies, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. SFAS No. 150 requires companies to record the cumulative effect of financial instruments existing at the adoption date. The adoption of SFAS 150 did not have a significant effect on our operations, consolidated financial position or cash flows.

         In December 2003, a revision of SFAS 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued, revising disclosures about pension loans and other post retirements benefits plans and requiring additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The Company expects that the adoption of the new statement will not have a significant impact on its financial statements.

         In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4." The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company is in the process of evaluating whether the adoption of SFAS 151 will have a significant impact on the Company's overall results of operations or financial position.

         In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

         In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment" Statement 123(R) will provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities that are small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position.

INFLATION

         To date, inflation has not had a material effect on our business. We believe that the effects of future inflation may be minimized by controlling costs and increasing our manufacturing efficiency through the increase of our product sales.

                                    BUSINESS

BACKGROUND

         Caprius, Inc. is engaged in the infectious medical waste disposal business. In the first quarter of Fiscal 2003, we acquired a majority interest in M.C.M. Environmental Technologies, Inc. which develops, markets and sells the SteriMed and SteriMed Junior compact units that simultaneously shred and disinfect Regulated Medical Waste. The SteriMed Systems are sold in both the domestic and international markets.

         In December 2002, the Company closed the acquisition of our initial investment of 57.53% of the capital stock of MCM for a purchase price of $2.4 million. MCM wholly-owns MCM Environmental Technologies Ltd., an Israeli corporation, which initially developed the SteriMed Systems. Upon closing, our designees were elected to three of the five seats on MCM's Board of Directors, with George Aaron, President and CEO, and Jonathan Joels, CFO, filling two seats. Additionally, as part of the transaction, certain debt of MCM to its existing stockholders and to certain third parties was converted to equity in MCM or restructured. Pursuant to its Letter of Intent with MCM, Caprius had provided MCM with loans totaling $565,000, which loans were repaid upon closing by a reduction in the cash portion of the purchase price. As part of the Stockholders Agreement dated December 17, 2002, there were certain provisions relating to performance adjustments for the twenty four month period post closing. As a consequence, the Company's ownership interest increased by 5% in the fiscal year 2004.

         Caprius, Inc. was founded in 1983 and through June 1999 essentially operated in the business of developing specialized medical imaging systems, as well as operating the Strax Institute, a comprehensive breast imaging center. In June 1999, we acquired Opus and began manufacturing and selling medical diagnostic assays constituting the TDM Business. In October 2002, we sold the TDM business to Seradyn, Inc. The Strax Institute was sold in September 2003.

BACKGROUND OF THE REGULATED MEDICAL WASTE INDUSTRY IN THE UNITED STATES

         In 1988, the Federal Government passed the Medical Waste Tracking Act ("MWTA"). This act defined medical waste and the types of medical waste that were to be regulated. In addition to defining categories of medical waste, the law mandated that generators of Regulated Medical Waste ("RMW") be responsible for and adhere to strict guidelines and procedures when disposing of RMW. The mandates included a "cradle to grave" responsibility for any RMW produced by a facility, the necessity to track the disposal of RMW and defined standards for segregating, packaging, labeling and transporting of RMW.

         The MWTA led to the development of individual state laws regulating how RMW is to be disposed of. As a result of these laws, it became necessary for medical waste generating facilities to institute new procedures and processes for transporting medical waste from the facility to an offsite treatment and disposal center, or obtain their own on-site system for treatment and disposal acceptable to the regulators. By 1999, Health Care Without Harm, a coalition of 240 member organizations, estimated that 250,000 tons of RMW was produced annually.

         The other major impact on the RMW market was the adoption of the Clean Air Amendments of 1997. This act dramatically reduced or eliminated the type of emissions that are permitted from the incineration of RMW. Due to this, generators of RMW, which were incinerating their waste, were forced into costly upgrades of their incinerators or to find other methods of disposal. Hospital incinerators decreased from 6,200 in 1988 to 115 in 2003 (Mackinac Chapter, Sierra Club Newsletter Aug-Oct 2003).

         Most generators of RMW use waste management firms to transport, treat and dispose of their waste. Due to the legislative and other market factors, the costs for this type of service have been increasing at a dramatic pace. At the same time, many medical waste generators are coming under increasing pressure to reduce expenses as a result of the decreasing percentage of reimbursement from Medicare and other third party providers. Additionally, the added liability of RMW generators as a result of the "cradle to grave" manifest requirement has made it more attractive to use medical waste management methods that do not require manifest systems. The combination of these pressures is forcing medical waste generators to seek innovative methods for their waste disposal. MCM believes these factors create a demand for an onsite RMW treatment option. MCM has identified and is working with specific segments and niches within the RMW market on which it feels it might capitalize. The specifics of these will be discussed in the Marketing section.

BACKGROUND OF THE REGULATED MEDICAL WASTE INDUSTRY OUTSIDE OF THE UNITED STATES

         The industrialized countries of the European Union and Japan are implementing medical waste laws that are or will be similar to US regulations. In 1994, the European Commission implemented a directive where member states had to adhere to the provisions of the United Nations Economic Commission for Europe ("UNECE") European Agreement on the International Carriage of Dangerous Goods by Road. This requires that clinical or medical waste would be packed, marked, labeled and documented according to defined specifications. Regulations and cost factors have prompted European RMW generators to seek alternative medical waste disposal options. MCM recognizes an excellent opportunity for SteriMed sales in Europe, and is working with regulators, potential joint venture partners and distributors.

         Throughout the less industrialized and third world countries, the disposal of hospital waste is coming under increasing scrutiny and regulations. Many countries are in the process of updating and enforcing regulations regarding the disposal of RMW. MCM is attempting to establish relationships worldwide directly or through distributors, in many of these countries.

THE MCM STERIMED SYSTEMS

         The SteriMed Systems are patented, environmentally friendly, on-site disinfecting and disposal units that can process regulated clinical waste, including sharps, dialysis filters, pads, bandages, plastic tubing and even glass, in a 12 minute cycle. The units simultaneously shred, grind, mix and disinfect the waste with the proprietary Ster-Cid) solution. After treatment, the material may be discarded as unrecognizable conventional solid waste, in accordance with appropriate regulatory requirements. The resultant treated waste is as low as 10% of the original volume.

         As the technology for disinfection is chemical based, within the definitions used in the industry, it is considered as an alternative treatment technology.

         The SteriMed System is comprised of two different sized units and the required Ster-Cid disinfectant solution which is utilized with both. The larger SteriMed unit can treat up to 20 gallons (75 liters) of medical waste per cycle. The smaller version, SteriMed Junior, can treat 4 gallons (15 liters) per cycle.

         We have the worldwide exclusive rights for the manufacture, use and sale of the Ster-Cid proprietary disinfectant used in the SteriMed Systems. The Ster-Cid is currently manufactured solely for us by the licensor. In the event that the licensor is unable to manufacture the Ster-Cid, we have the right to have Ster-Cid manufactured by an alternative manufacturer. Ster-Cid is approximately 90% biodegradable. Ster-Cid is considered a pesticide by the U.S. EPA and, in compliance with FIFRA; it is registered with the U.S. EPA. The process of registering a pesticide under FIFRA involves submission of an application package to the U.S. EPA. The EPA's review of this application includes assessment of the hazards to human health and the environment that may be posed by the pesticide. This process can take up to a year or more to complete. MCM had assigned an agent experienced with the FIFRA registration process to carry out this process for Ster-Cid. This process was completed in September 1999 at which time the Ster-Cid was assigned a FIFRA Registration number. On an annual basis, MCM is required to report to the U.S. EPA the quantities of Ster-Cid sold and projections for the upcoming year.

         During the SteriMed disinfecting cycle, the concentration of Ster-Cid is approximately 0.5% of the total volume of liquids. The Ster-Cid disinfectant has been tested in independent laboratories and shown to meet U.S. EPA guidelines for disinfection. Furthermore, it is accepted by POTW, allowing for its discharge into the sewer system.

         Both the SteriMed and SteriMed Junior are safe and easy to operate, involving 1/2 day of training provided by our technical support staff to operators as designated by the end-user. The operator is trained to handle the daily and weekly responsibilities for the routine preparation, maintenance, and minor troubleshooting of the SteriMed Systems. Daily maintenance includes filling the system with the Ster-Cid, removal and replacement of the filter bags, and disposing of the filter bag as black bag waste.

         The trained operator places the red bag waste containing RMW into the SteriMed receiver chamber and activates the start button. The water and Ster-Cid are then automatically released into the treatment chamber. The shredding, grinding and mixing of the waste is then initiated to expose all surfaces of the medical waste to the chemical solution during the 12 minute processing cycle. At the end of each specified number of cycles, trained operator then puts the residue into a regular black bag, ready for disposal as regular solid waste.

         Both SteriMed and the SteriMed Junior are equipped with an integrated monitoring system, including a PLC display, which indicates each of the system's functions to guide the operator through its operations. Access to the PLC program is secured, accessible only by MCM's technicians to prevent operators from overriding the treatment process. Relevant information concerning treatment parameters may be electronically forwarded, at the end of each treatment cycle, to a designated printer at any location within the facility. In addition, the system is capable, at the option of the facility, to have the treatment parameters for all cycles in a day forwarded to MCM's maintenance center.

REGULATIONS AND REGULATORY COMPLIANCE FOR ALTERNATIVE MEDICAL WASTE TREATMENT TECHNOLOGIES IN THE UNITED STATES

         Our use of the Ster-Cid disinfectant in the SteriMed Systems is registered by the U.S. EPA under FIFRA. The Ster-Cid disinfectant is considered a pesticide, and is registered under FIFRA Number 71814. FIFRA gives the federal government control over the distribution, sale and use of pesticides. All pesticides used in the U.S. must be registered (licensed) by the U.S. EPA under FIFRA. Registration of pesticides is to seek assurance that they will be properly labeled, and if used in accordance with label specifications, will not cause unreasonable harm to the environment.

         The SteriMed Systems are regulated at the state level by the individual states' Environmental, Conservation, Natural Resources, or Health Department. Each state has its own specific approval requirements. Generally, most states require an application for registration or approval be submitted along with back up information, including but not limited to operating manuals, service manuals, and procedures. Additionally, many states require contingency and safety plans be submitted, and that efficacy testing be performed. MCM has demonstrated through efficacy testing that it can inactivate the 4Log10 concentration of Bacillus atrophaeus (formerly Bacillus subtilis) spores. This meets or exceeds most state regulatory requirements.

         The SteriMed has been cleared for marketing in 46 states and the SteriMed Junior in 40 states. The Ster-Cid disinfectant has been registered in 49 states. We are currently seeking approvals from the remaining states.

         Local and county level authorities generally require that discharge permits be obtained from POTW's by all facilities that discharge a substantial amount of liquids or specifically regulated substances to the sewer system. The SteriMed Systems process effluent has been characterized and found to be within the lower range of the general discharge limits set forth by the National Pollutant Discharge Elimination System (NPDES) Permitting Program, which are used to establish POTW discharge limits.

         These approvals allow the SteriMed Systems effluent to be discharged to a municipal sewer and the treated disinfected waste to be disposed of in a municipal landfill.

         The process used by the SteriMed Systems, unlike many other waste medical disposal technologies, is not subject to the Clean Air Act Amendments of 1990 because there is no incineration or generation of toxic fumes in the process. It is also not subject to the Hazardous Materials Transportation Authorization Act of 1994 as there is no transportation of hazardous waste involved.

REGULATIONS AND REGULATORY COMPLIANCE FOR ALTERNATIVE MEDICAL WASTE TREATMENT TECHNOLOGIES OUTSIDE OF THE UNITED STATES

         CE Mark compliancy is an expected requirement for equipment sold in the European Union ("EU"). The SteriMed Systems are CE Mark compliant. In order to meet the specific regulatory requirements of the individual members of the EU, MCM will undertake further efficacy testing where necessary in order to demonstrate that the SteriMed Systems conform to all the standards in the specific EU member country. Outside of the EU, we are required to review and meet whatever the specific standards a country may impose. In countries where we have distributors, they are required to obtain the necessary regulatory approvals on our behalf at their expense.

COMPETITION

         RMW has routinely been treated and disposed of by of incineration. Due to the pollution generated by medical waste incinerators, novel technologies have been developed for the disposal of RMW. Some of the issues confronting these technologies are: energy requirements, space requirements, unpleasant odor, radiation exposure, excessive heat, volume capacity and reduction, steam and vapor containment, and chemical pollution. The use of the SteriMed Systems eliminates concern about these issues: space and energy requirements are minimal, there are no odors, radiation, steam, vapor or heat generated, solid waste volume is reduced by up to 90% and the disinfecting chemical is 94% biodegradable. The following are the various competitive technologies:

         Autoclave (steam under pressure): Autoclaves and retort systems are the most common alternative method to incineration used to treat medical waste. Autoclaves are widely accepted because they have historically been used to sterilize medical instruments. However, there are drawbacks as autoclaves may have limitations on the type of waste they can treat, the ability to achieve volume reduction, and odor problems.

         Microwave Technology: Microwave technology is a process of disinfection that exposes material to moist heat and steam generated by microwave energy. The waves of microwave energy operate at a very high frequency of around 2.45 billion times per second. This generates the heat needed to change water to steam and carry out the disinfection process at a temperature between 95 and 100 degrees centigrade. Use of this technology requires that proper precautions be taken to exclude the treatment of hazardous material so that toxic emissions do not occur. Also offensive odors may be generated around the unit. The capital cost is relatively high.

         Thermal Processes: Thermal processes are dry heat processes and do not use water or steam, but forced convection, circulating heated air around the waste or using radiant heaters. Companies have developed both large and small dry-heat systems, operating at temperatures between 350oF-700oF. Use of dry heat requires longer treatment times.

         High Heat Thermal Processes: High heat thermal processes operate at or above incineration temperatures, from 1,000oF to 15,000oF. Pyrolysis, which does not include combustion or burning, contains chemical reactions that create gaseous and residual waste products. The emissions are lower than that created by incineration, but the pyrolysis demands heat generation by resistance heating such as with bio-oxidation, induction heating, natural gas or a combination of plasma, resistance hearing and superheated steam.

         Radiation: Electron beam technology creates ionized radiation, damaging cells of microorganisms. Workers must be protected with shields and remain in areas secured from the radiation.

         Chemical Technologies: Disinfecting chemical agents that integrate shredding and mixing to ensure adequate exposure are used by a variety of competitors. Chlorine based chemicals, using sodium hypochlorite and chlorine dioxide, are somewhat controversial as to their environmental effects and their impact on wastewater. Non-chloride technologies are varied and include peracetic acid, ozone gas, lime based dry powder, acid and metal catalysts as well as alkaline hydrolysis technology used for tissue and animal waste.

         Among the competitors are Stericycle, Inc., Steris Corporation, Sanitec, Inc. Positive Impact Waste Solutions, Inc., Waste Processing Solutions Company, Global Environmental Technologies, LLC, and Waste Reduction, Inc.

COMPETITIVE FEATURES OF THE STERIMED SYSTEMS

         Seizing the opportunity afforded by the regulatory changes and pricing pressures in the healthcare industry, we are positioning our products as viable alternatives to the traditional medical waste disposal methods. The SteriMed Systems seek to offer medical waste generators a true on-site option that is less risky, less expensive, and more environmentally friendly than the alternatives. The main competitive advantages of the SteriMed Systems are:

         Safety
         ------
              a)  No need to pack containers of medical waste
              b) No need to transport infectious waste through facilities with patients
              c)  No need to ship infectious medical waste on public roads
              d) Environmentally sound approach for disinfection - uses biodegradable chemicals; does not release smoke, odor, steam or other emissions to the air; removes the need for incineration
              e) Noise level during cycle is approx. 70.1dB(A), regarded below levels of noise safety concerns by most government regulations

         Labor
         -----
              a) Reduce the exposure to infectious waste by limiting the time an employee handles, stores and packs the waste
              b) No need to administer and track waste that is shipped from the facility
              c) Ease of use
              d) Employee can continue to perform regular functions while the
                 SteriMed treatment cycle is their operational

         Convenience
         -----------
              a) Easily installed requiring only electricity, water and sewage outlet. No special ventilation or lighting required.
              b)  Can fit through regular doorway.
              c)  Limited training required for operators.
              d) Due to size, units can be strategically placed in a health care facility near high waste generation sites (e.g. floor of operating room, infectious disease ward)

         Cost Saving
         -----------
              a)  Less labor time
              b)  No transportation costs to incineration site
              c)  Our preferred business model is to rent the SteriMed
                  Systems to U.S. facilities generating the infectious clinical waste. This model obviates the need for capital investment by users, and should also reduce previous operating expenses in disposing of medical waste.

         Compliant with Federal and States regulations
         ---------------------------------------------
                  Enable infectious medical waste generating facilities to replace existing systems while meeting federal, state and local environmental as well as health regulations.

         These features are intended to make the use of the SteriMed Systems a very attractive solution to health care organizations, especially those that are forced to reconsider their current medical waste management programs because of federal and state regulations or because of pressures to reduce operating costs.

MARKETING STRATEGY

         We have designed and are implementing a marketing program which maximizes the uniqueness and strengths of the SteriMed Systems while enhancing our customers' cash flow and minimizing their financial restraints. Our sales focus is to those sites which best fit the capabilities and requirements of our systems. These include those sites generating approximately 2,000 to 12,000 pounds of RMW per month and are able to provide a room with a minimum of 75 square feet with proper plumbing and electricity for the storage and operation of the machine. Within the United States these facilities include dialysis centers, surgical centers, plasma phoresis centers, blood banks, commercial laboratories (both research and clinical), large physician group practices and specific sites within hospitals.

         Many of these facilities are owned by national or international corporations operating many facilities. By focusing our sales efforts to these corporations we will be able to have multiple machine placements within the same organization. This offers many advantages to the customer and to us. Not only will we be able to maximize our selling efforts, we will also be able to compound our warranty and service effectiveness. This strategy should enable us to maximize resources and quickly obtain market penetration. We are presently working with a number of these customers in the implementation of this strategy and in fiscal year 2005, we received our first significant order in the US for the SteriMed Junior from a major dialysis company.

         We do not have the depth of marketing or financial capacity that many of our competitors have and thus are reliant upon generating interest in our products by virtue of our technical advantages. This aspect is emphasized in our limited budget allocated for marketing.

         Our business marketing models in the U.S. are either lease or purchase of the SteriMed Systems. The basic lease terms are a single monthly fee which will include the cost of the SteriMed, disposables and service for the life of the lease. Lease terms are usually five years. In the rest of the world, only the purchase option is available. Leasing is not available outside of the US because of the potential difficulty in monitoring and collecting monthly leasing fees. Our distributors, however, are free to sell or lease the SteriMed Systems in their respective markets. Regulatory approvals are required prior to marketing in any country, whether the business is conducted by us or our distributors.

         To maximize and augment our sales efforts in the U.S., we have been actively recruiting distributors. Ideally, we are seeking local and regional distributors who will have the exclusive right to sell the SteriMed Systems and related products with their prescribed geographical area. In order to gain exclusivity, the distributor must commit to minimum annual purchases. The distributor is obligated to work within the guidelines and regulatory approvals set up and maintained by us. We have three distributors, and we are in negotiations with two possible distributors.

         Internationally, we have distribution agreements in the following countries: Argentina, Australia, Brazil, Columbia, Costa Rica, Cyprus, Greece, Japan, Mexico, Paraguay, Poland, Scandinavia (Norway, Sweden, Finland and

Iceland), Singapore, Taiwan, Tunisia and Uruguay. In each of the countries, it is the distributors' responsibility to obtain, at their own expense, all regulatory approvals which will be registered in the name of MCM.

MANUFACTURING

         We recognize that to be successful, we need to manufacture units that are;

         1) Robust
         2) Reliable
         3) Reproducible in their activity

         Presently, we manufacture the SteriMed at our facility in Moshav Moledet, Israel. Our current inventory of the SteriMed Junior was manufactured by a third party manufacturer in Israel. We are actively seeking alternative locations in North America for the manufacture of our SteriMed Junior. This includes subassembly manufacturers which will enable us to complete the final assembly at our own facilities if this proves to be the most cost effective solution. We anticipate that we would be able to complete the final assembly of the SteriMed Junior in our own facilities in the U.S. By the time we will need larger scale manufacturing capacity, we believe we will have located and qualified an alternative manufacturing location to fulfill these requirements and at costs acceptable to us.

         Approximately half of the SteriMed Systems' components are commercially available from third party suppliers. The remaining components are either generic with modification or customized specifically for the SteriMed. We presently have depots for parts and supplies located in Ridgefield, NJ and Moledet, Israel.

MAINTENANCE AND CUSTOMER SERVICE MODEL

         Critical to the successful use of the SteriMed Systems is the proper training of the personnel carrying out the installation, operation and service of the equipment. The Company provides our customers with a warranty covering parts and labor for one year. Thereafter, we offer an extended warranty program. Our technical service staff assists clients in the installation of units and the training of their staff and on-site operators. This training program is strongly geared to safety and maintenance to assure ongoing safe and smooth operation of the unit. After installation and training, operation of the unit is monitored by our technical staff to assure proper performance. Our technical staff is on call to assist in fixing problems or perform repairs. Our goal is to minimize problems through ongoing training and strict adherence to maintenance schedules. Our Customer Service staff is available to help with any questions or issues our customers might have.

PROPRIETARY RIGHTS

         There exist various medical waste treatment technologies that can be combined and employed in different ways, making trademarks and patents very important pieces of intellectual property to possess in the medical waste treatment industry.

         MCM acquired and/or applied for trademarks and patents for our SteriMed and Ster-Cid products as indicated in the following tables. The validation for patents is extended to fifteen years, provided an annual fee (on renewal dates) is paid in the respective country.

         SteriMed Systems has an International Class 10 Trademark for Israel, United States, Canada, Japan, Australia, Mexico, Russia, Hungary, Poland, and for Community Trademark ("CTM" - European).

MCM STERIMED - INTERNATIONAL CLASS 10 TRADEMARK:
-----------------------------------------------

-------------------------------------------------------------------------------------------------
                                 APPLICATION      APPLICATION          TRADEMARK      RENEWAL
  FILE NO.        COUNTRY             NO.            DATE                  NO.          DATE
-------------------------------------------------------------------------------------------------
99200        Israel             113,697           7/20/1997             113,697     07/20/2007
-------------------------------------------------------------------------------------------------
99207        U.S.A.             75/904,419        01/28/2000           2,724,738    10/20/2013
-------------------------------------------------------------------------------------------------


---------------------------------------------------------


-------------------------------------------------------------------------------------------------
                                 APPLICATION      APPLICATION          TRADEMARK      RENEWAL
  FILE NO.        COUNTRY             NO.            DATE                  NO.          DATE
-------------------------------------------------------------------------------------------------
99208        Canada             1035659           11/12/1999          TMA 596,538   12/04/2018
-------------------------------------------------------------------------------------------------
99209        CTM(European)      1380146           11/11/1999            1380146     11/11/2009
-------------------------------------------------------------------------------------------------
99210        Japan              11-103145         11/12/1999            4462258     03/23/2011
-------------------------------------------------------------------------------------------------
99211        Australia          813208            11/09/1999            813208      11/09/2009
-------------------------------------------------------------------------------------------------
99212        Mexico             472508            02/23/2001            701862      02/23/2011
-------------------------------------------------------------------------------------------------
99214        Russia             99719243          11/18/1999            209618      11/18/2009
-------------------------------------------------------------------------------------------------
99216        Hungary            m-9905278         11/10/1999            165158      11/10/2009
-------------------------------------------------------------------------------------------------
99218        Poland             Z-209695          11/10/1999            148086      11/10/2009

-------------------------------------------------------------------------------------------------

         The Ster-Cid disinfectant has an International Class 5 Trademark for Israel, United States, Canada, Japan, Australia, Mexico, Russia, Hungary, Poland, and CTM.

MCM STER-CID INTERNATIONAL CLASS 5 TRADEMARK:
--------------------------------------------

-------------------------------------------------------------------------------------------------
                                APPLICATION       APPLICATION          TRADEMARK      RENEWAL
 FILE NO.    COUNTRY                 NO.             DATE                  NO.          DATE
-------------------------------------------------------------------------------------------------
99200        Israel             131893            11/01/1999          131893        11/01/2006
-------------------------------------------------------------------------------------------------
99201        U.S.A.             75/904,150        01/29/2000          2,713,884     05/06/2013
-------------------------------------------------------------------------------------------------
99202        Canada             1035658           11/12/1999          TMA 596,329   12/03/2018
-------------------------------------------------------------------------------------------------
99203        CTM(European)      1380195           11/11/1999          1380195       11/11/2009
-------------------------------------------------------------------------------------------------
99204        Japan              11-103144         11/12/1999          4562185       04/19/2007
-------------------------------------------------------------------------------------------------
99205        Australia          813207            11/09/1999          813207        11/09/2009
-------------------------------------------------------------------------------------------------
99206        Mexico             412940            02/23/2001          656603        02/25/2010
-------------------------------------------------------------------------------------------------
99213        Russia             99719294          11/18/1999          200276        11/17/2009
-------------------------------------------------------------------------------------------------
99215        Hungary            M-9905279         11/10/1999          164682        11/10/2009
-------------------------------------------------------------------------------------------------
99217        Poland             Z-209696          11/10/1999          145760        11/10/2009
-------------------------------------------------------------------------------------------------


         The SteriMed has patents in Australia, Japan, United States, Canada, Europe and South Africa. Additionally, there are patent applications pending in the United States (provisional), Australia, Brazil, Mexico, Russia, Canada, China, India, and Patent Corporation Treaty ("PCT").


MCM STERIMED PATENTS:
--------------------


--------------------------------------------------------------------------------------------------------
                                           APPLICATION
FILE NO.     COUNTRY    APPLICATION NO.        DATE        PATENT NO.       PATENT DATE     VALID UNTIL
--------------------------------------------------------------------------------------------------------
9346         Israel     108,311            01/10/1994      108,311          12/23/1999      01/10/2014
--------------------------------------------------------------------------------------------------------
9452         Australia  10096/95           01/09/1995      684,323          04/2/1998       01/09/2015
--------------------------------------------------------------------------------------------------------
9453         Japan      7-011844           01/23/1995      3058401          04/21/2000      01/27/2015
--------------------------------------------------------------------------------------------------------
9454         U.S.A.     08/369,533         01/05/1995      5,620,654        04/15/1997      04/15/2014
--------------------------------------------------------------------------------------------------------
9456         Canada     2,139,689          01/06/1995      2,139,689        10/5/1999       01/06/2015
--------------------------------------------------------------------------------------------------------
9455         Europe     95630001.6         01/05/1995      EP0662346        03/28/2001      01/05/2015
--------------------------------------------------------------------------------------------------------


MCM STERIMED PCT INTERNATIONAL PHASE PATENTS:
--------------------------------------------


-----------------------------------------------------------------------------------------------------------------
                                              APPLICATION
 FILE NO.    COUNTRY      APPLICATION NO.          DATE        PATENT NO.       PATENT DATE     VALID UNTIL
-----------------------------------------------------------------------------------------------------------------
             PCT          PCT/IL02/00093      02/04/2002     WO2002/062479 A1   08/15/2002      09/05/2005
-----------------------------------------------------------------------------------------------------------------
   2337      Australia    2002230065          02/04/2002         Pending*          Pending      02/04/2022
-----------------------------------------------------------------------------------------------------------------
   2338      Brazil       200300398           07/31/2003         Pending*          Pending      02/04/2022
-----------------------------------------------------------------------------------------------------------------
   2339      Mexico       PA/a/2003/006946    08/04/2003         Pending*          Pending      02/04/2022
-----------------------------------------------------------------------------------------------------------------
   2340      Russia       2003127023          09/04/2003         Pending*          Pending      02/04/2022
-----------------------------------------------------------------------------------------------------------------
   2341      So. Africa   2003/5602           07/21/2003          2003/5602     09/23/2003      02/04/2022
-----------------------------------------------------------------------------------------------------------------
   2342      Canada       2437219             08/01/2003         Pending*          Pending      02/04/2022
-----------------------------------------------------------------------------------------------------------------
   2343      China        02806986.2          09/22/2003          Pending*         Pending      02/04/2022
-----------------------------------------------------------------------------------------------------------------
   2344      India        01389/chenp/03      09/02/2003         Pending*          Pending      02/04/2022
-----------------------------------------------------------------------------------------------------------------
   2373      USA          09/824,685          04/04/2001           6494391      12/17/2002      04/04/2021
-----------------------------------------------------------------------------------------------------------------
 2313/354    Europe       02711185.5          09/05/2003       P210477PCT/EP        Pending     02/04/2022
--------------------------------------------------------------------------------------------------=--------------


*Applied for as a temporary patent until the PCT takes effect.

         We maintain, in-house, a system that tracks all expiration dates for our trademarks and patents. This internal tracking system alerts us when renewal submissions are required.

STRAX INSTITUTE BUSINESS

         For several years prior to September 30, 2003, we operated Strax, a comprehensive breast imaging center located in Lauderhill, Florida. Strax was a multi-modality breast care center performing approximately 20,000 procedures annually comprising of x-ray mammography, ultrasound, stereotactic biopsy and bone densitometry. As of September 30, 2003, we sold Strax for $412,000. Fifty percent (50%) of the purchase price was paid on closing and the balance is payable in installments evidenced by a note secured by the accounts receivables of Strax Institute, Inc. During the first quarter of fiscal year 2005, the parties agreed to settle the net outstanding balance in a lump sum payment of $66,000, which was paid in two equal installments in December 2004 and January 2005. Additionally, two of our executive officers are restricted for a period of five years from competing in the mammography and bone densitometry business in the States of Florida and New Jersey.

THERAPEUTIC DRUG MONITORING BUSINESS

         From June to October 9, 2002, our subsidiary Opus was engaged in the development, distribution and sale of diagnostic assays, controls and calibrators for therapeutic drug monitoring ("TDM"), which were sold under the trademark Innofluor in kit form for use on the Abbott TDx and TDxFLx instruments. Opus received and accepted an unsolicited offer from Seradyn to purchase the assets of its TDM Business for $6 million plus future royalties. Seradyn had been a contract manufacturer of the Opus TDM kits. Under a two year Consulting Agreement ending on October 8, 2004, Opus consulted Seradyn with ongoing projects for an annual fee of $50,000. The purchased assets included three diagnostic assays still in development, for which Opus will receive royalty payments upon the commercialization of any of these assays based upon varying percentages of net sales for up to ten years from closing. We have been informed that one of the assays under development for a new drug for anti-rejection in transplantation has been completed. The drug has already received approval in certain countries where the assay test kit to monitor the drug is already being sold. Caprius, Opus and its three executive officers entered into non-compete agreements with Seradyn restricting them for five years from competing in the TDM business.

EMPLOYEES

         As of April 11, 2005, we employed fifteen full time employees, including three senior managers, of which five employees are located at our facility in Israel.

         None of our employees is represented by any labor organization and we are not aware of any activities seeking such organization. We consider our relations with employees to be good.

         As the level of our activities grow, additional personnel may be required.

PROPERTIES

         We lease 2,758 square feet of office space in Fort Lee, New Jersey for executive and administrative personnel pursuant to a lease that expires on September 30, 2005 at a base monthly rental of approximately $6,665, plus escalation. We also lease approximately 1,500 square feet of space in Ridgefield, NJ for warehousing and assembly at a monthly cost of $1,850. This lease expires on July 31, 2005 and is subject to a 5% increment yearly. We are currently looking to combine these two locations so that we will have a site for the demonstration of the Sterimed System to prospective customers.

         In Israel, we lease 2,300 square feet of industrial space at a monthly cost of approximately $865 and the lease expires on March 31, 2006.


LITIGATION

         In June 2002, Jack Nelson, a former Caprius executive officer and director, commenced two legal proceedings against us and George Aaron and Jonathan Joels, executive officers, directors and principal stockholders. The two complaints alleged that the individual defendants made misrepresentations to the plaintiff upon their acquisition of a controlling interest in the Company in 1999 and thereafter made other alleged misrepresentations and engaged in mismanagement and other misconduct and took other actions as to the plaintiff to the supposed detriment of the plaintiff and Caprius. One action was brought in Superior Court of New Jersey, Bergen County ("State Court Action"), and the other was brought as a derivative action in Federal District Court in New Jersey ("Federal Derivative Action"). In September 2003, we resolved the State Court Action by making an Offer of Judgment which was accepted by the plaintiff. Under the terms of the Offer of Judgment, which was made without any admission or finding of liability on part of the defendants, we paid $125,000 to the plaintiff and the action was discontinued. The cost associated with the Offer of Judgment was recorded in the selling, general and administrative expenses within the consolidated statement of operations for the year ended September 30, 2003.

         On May 3, 2004, the Court in the Federal Derivative Action granted the motion made by us and Messrs. Aaron and Joels for judgment on the pleadings based upon the pre-suit demand requirement and dismissed the plaintiff's complaint without prejudice, but denied defendants' motion for judgment on the pleadings based upon the Private Securities Litigation Reform Act. The Court also granted the plaintiff's cross-motion to file an amended complaint to add allegations of insider trading.

         In September 2002, we were served with a complaint naming us and our principal officers and directors in the Federal District Court of New Jersey as a purported class action (the "Class Action"). The allegations in the complaint cover the period between February 14, 2000 and June 20, 2002. The initial plaintiff is a relative of the wife of the plaintiff in the State Court Action and Federal Derivative Action. The allegations in the purported Class Action were substantially similar to those in the other two Actions. The complaint sought an unspecified amount of monetary damages, as well as the removal of the defendant officers as shareholders.

         On May 3, 2004, in a decision separate from the decision in the Federal Derivative Action, the Court granted the defendants' motion and dismissed the Class Action. The federal securities claims asserted by the plaintiffs were dismissed with prejudice, and having dismissed all federal law claims, the Court declined to exercise jurisdiction over the remaining state law claims and dismissed those claims without prejudice. On May 14, 2004, the plaintiffs filed a motion for reconsideration, which defendants opposed and subsequently this motion for reargument was denied. The plaintiff did not file a notice of appeal during the statutory time period.

         On September 30, 2004, our Board received a letter written from Mr. Nelson's attorney making a demand that we institute a derivative action substantially similar to the allegations presented in the Federal Derivative Action. A draft complaint was included with the letter. In December 2004, an Independent Committee of the Board responded to the letter within the stipulated 90 day period that Mr. Nelson had requested, stating that the Independent Committee determined that there was no basis for the Company to institute the derivative action as demanded. There has been no further communication from Mr. Nelson's attorney.

         The independent directors have authorized us to advance the legal expenses of Messrs. Aaron and Joels in these litigations with respect to claims against them in their corporate capacities, subject to review of the legal bills and compliance with applicable law, and Messrs. Aaron and Joels will repay us in the event it was determined that they were not entitled to be indemnified as to the claim for which the advance was made.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         As of April 5, 2005, our directors and executive officers were:

                                                                        Director
Name                             Age   Position                            Since
----                             ---   --------                            -----
George Aaron                     52    Chairman of the Board, President     1999
                                       and Chief Executive Officer
Jonathan Joels                   48    Chief Financial Officer, Vice        1999
                                       President, Treasurer, Secretary
                                       and Director
Elliott Koppel                   61    VP Sales and Marketing                 --
Sol Triebwasser, Ph.D. (1)(2)    83    Director                             1984
Jeffrey L. Hymes, M.D. (1)(2)    52    Director                             2004


--------------------
(1)      Member of the Audit Committee
(2)      Member of the Compensation/Option Committee



         The principal occupations and brief summary of the background of each director and executive officer during the past five years is as follows:

         GEORGE AARON. Mr. Aaron has been Chairman of the Board, President and CEO of the Company since June 1999. He also served as a Director on the Board of the Company from 1992 until 1996. From 1992 to 1998, Mr. Aaron was the co-Founder and CEO of Portman Pharmaceuticals, Inc. and in 1994 co-founded CBD Technologies, Inc. of which he remains a Director. Mr. Aaron also serves on the Board of Directors of DeveloGen AG, who recently merged with Peptor Ltd. (the company that had acquired Portman Pharmaceuticals). From 1983 to 1988, Mr. Aaron was the Founder and CEO of Technogenetics Inc. (a diagnostic company). Prior to 1983, Mr. Aaron was Founder and Partner in the Portman Group, Inc. and headed international business development at Schering Plough. Mr. Aaron is a graduate of the University of Maryland.

         JONATHAN JOELS. Mr. Joels has been CFO, Treasurer and Secretary of the Company since June 1999. From 1992 to 1998, Mr. Joels was the co-founder and CFO of Portman Pharmaceuticals, Inc. and in 1994 co-founded CBD Technologies, Inc. Mr. Joels' previous experience included serving as a principal in Portman Group, Inc., CFO of London & Leeds Corp. and Chartered Accountant positions with both Ernst & Young and Hacker Young between 1977 and 1981. Mr. Joels qualified and was admitted as a Chartered Accountant to the Institute of Chartered Accountants in England and Wales in 1981 and holds a BA Honors Degree in Accountancy (1977) from the City of London.

         ELLIOTT KOPPEL. Mr. Koppel has been VP of Marketing and Sales of the Company since June 1999. From 1996 to June 1999 he served as CEO of ELK Enterprises, a consulting and advertising company for the Medical Device industry. From 1993 to 1996, he was VP Sales and Marketing for Clark Laboratories Inc. From 1992 to 1993, Mr. Koppel was Director of the Immunology Business Unit at Schiapparelli BioSystems. From 1990 to 1992, he was VP of Sales and Marketing at Enzo BioChem. From 1986 to 1990, Mr. Koppel was VP of Clinical Sciences, Inc. Between 1974 and 1986 he held the positions of Sales Representative, Regional Manager, and International Marketing Manager at Warner Lambert Diagnostics. Prior to 1974 Mr. Koppel was Sales Representative and Product Manager with Ortho Diagnostics. Mr. Koppel has BS in Commerce from Rider University.

         JEFFREY L. HYMES, M.D. Dr. Hymes has been a Director of the Company since May 2004. In 1998 Dr. Hymes co-founded National Nephrology Associates
(NNA), a privately held dialysis company, and until its acquisition by Renal Care Group in April 2004 he had served as NNA's President and Chief Medical Officer. Prior to that time, Dr. Hymes was a co-founder of REN Corporation, a publicly traded dialysis company that was sold to GAMBRO in 1995. Dr. Hymes is currently the President of Nephrology Associates, P.C., Nashville, TN, a 19-physician nephrology practice. Dr. Hymes is a graduate of Yale College and received his MD degree from the Albert Einstein College of Medicine of Yeshiva University.

         SOL TRIEBWASSER, PH.D. Dr. Triebwasser has been a Director of the Company's since 1984. Until his retirement in 1996, Dr. Triebwasser was Director of Technical Journals and Professional Relations for the IBM Corporation in Yorktown Heights New York, which he joined after receiving his Ph.D. in physics from Columbia in 1952. He had managed various projects in device research and applications at IBM, where he is currently a Research Staff member emeritus. Dr. Triebwasser is a fellow of the Institute for Electrical and Electronic Engineers, the American Physical Society and the American Association for the Advancement of Science.

         Messrs. Aaron and Joels are brothers-in-law.

         The Board of Directors met, either in person or telephonically, six times in fiscal 2004. Each of the directors attended or participated in at least 75% of the meetings. As part of the terms of the $4.5 million preferred stock equity financing we agreed to appoint a further independent director. As of this date no one has been selected.

BOARD COMMITTEES

         The Board of Directors has standing Audit and Compensation Committees.

         The Audit Committee reviews with our independent accountants the scope and timing of the accountants' audit services and any other services they are asked to perform, their report on our financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee reviews the independence of the independent public accountants and makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee was involved in the selection of new auditors for the 2004 fiscal year. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers, reviews general policy matters relating to compensation and benefits of employees of the Company and administers our Stock Option Plans.

         The Board of Directors appoints other committees as needed.

DIRECTOR COMPENSATION

         Directors who are also employees are not paid any fees or additional compensation for services as members of our Board of Directors or any committee thereof. In October 2002, Dr. Triebwasser was granted options under our 2002 Stock Option Plan to purchase 5,000 shares of common stock at a price of $3.00 per share vesting over two years. Additionally, the board approved that effective October 2002, the non-employee director's fee would be $20,000 per annum. In May 2004, the Board resolved that any new non-employee Board members would be entitled to an annual fee of $5,000 and 3,750 options under our 2002 Stock Option plan. Upon his appointment to the Board, Dr. Jeffrey Hymes received the non-employees director fee of $5,000, payable quarterly, and was granted options to purchase 3,750 shares of common stock exercisable at $4.00 per share, vesting one third on the grant date and the balance vesting over a two year period in equal installments.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer and other executive officers with total compensation in excess of $100,000 during the three fiscal years ended September 30, 2004:

                      Annual Compensation                                      Long Term Compensation
                      -------------------                                      ----------------------
                                                                           Awards                   Payouts
                                                                  Restricted  Securities
   Name and                                        Other Annual   Stock       Underlying    LTIP        All Other
   Principal                 Salary      Bonus     Compensation   Award(s)   Options SARs   Payouts   compensation
   Position        Year       ($)         ($)           ($)          ($)          (#)         ($)          ($)
---------------- --------- ----------- ----------- -------------- ---------- -------------- --------- --------------
George Aaron       2004       240,000         -0-            -0-        -0-            -0-       -0-            -0-
President/CEO      2003       240,000     160,000            -0-        -0-         15,000       -0-            -0-
                   2002       160,000         -0-            -0-        -0-            -0-       -0-            -0-
---------------- --------- ----------- ----------- -------------- ---------- -------------- --------- --------------
Jonathan Joels     2004       176,000         -0-            -0-        -0-            -0-       -0-            -0-
CFO                2003       176,000     112,000            -0-        -0-         15,000       -0-            -0-
                   2002       112,000         -0-            -0-        -0-            -0-       -0-            -0-
---------------- --------- ----------- ----------- -------------- ---------- -------------- --------- --------------
Elliott Koppel     2004        92,000         -0-            -0-        -0-            -0-       -0-            -0-
                   2003        92,000      28,000            -0-        -0-          5,000       -0-            -0-
---------------- --------- ----------- ----------- -------------- ---------- -------------- --------- --------------


         We do not have any written employment agreements with any of our executive officers. Mr. Aaron, Mr. Joels and Mr. Koppel have been paid annual base salaries of $240,000, $176,000, and $92,000 respectively and we lease automobiles for Messrs. Aaron and Joels in amounts not to exceed $1,000 and $750 per month, respectively, and also pays their automobile operating expenses. Mr. Koppel is reimbursed $700 per month for automobile expenses excluding insurance. Messrs. Aaron, Joels and Koppel are reimbursed for other expenses incurred by them on behalf of the Company in accordance with Company policies. In October 2002, Messrs. Aaron, Joels and Koppel were paid performance related bonuses of $160,000, $112,000 and $28,000.

         We do not have any annuity, retirement, pension or deferred compensation plan or other arrangements under which any executive officers are entitled to participate without similar participation by other employees. As of September 30, 2004, under our 401(k) plan we did not make any matching contribution.

STOCK OPTIONS

         The following tables set forth contain certain information concerning the grant of stock options and the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended September 30, 2004 by the executive officers listed in the Summary Compensation Table above.

                                   Individual
                                     Grants

        (a)                         (b)                    (c)                    (d)                   (e)

        Name               Number of Securities    % of Total Options/      Exercise on Base        Expiration
                           Underlying Options/       SARS Granted to          Price ($/sh)             Date
                            SARs Granted (#)           Employee(s)
                                                      in Fiscal Year
------------------------------------------------------------------------------------------------------------------
George Aaron                       -0-                    -0-                     -0-                     -
Jonathan Joels                     -0-                    -0-                     -0-                     -
Elliott Koppel                     -0-                    -0-                     -0-                     -
------------------------------------------------------------------------------------------------------------------



                                  FISCAL YEAR END OPTION VALUE

                                                           VALUE OF UNEXERCISED
                     NUMBER OF SECURITIES UNDERLYING       IN-THE-MONEY OPTIONS
                     UNEXERCISED OPTIONS AT SEPT. 30,        AT SEPT. 30, 2003
NAME                  2004 EXERCISABLE/UNEXERCISABLE           EXERCISABLE ($)
----                  ------------------------------           ---------------
George Aaron                   15,000/5,000                          $-0-
Jonathan Joels                 15,000/5,000                          $-0-
Elliott Koppel                 18,333/1,666                          $-0-


         Due to the pending expiration of both the 1993 Employee Stock Option Plan and 1993 Non-Employee Stock Option Plan, in May 2002 our Board of Directors adopted the 2002 Stock Option Plan ("2002 Plan") which was ratified at our stockholder meeting of June 26, 2002. The 2002 Plan covers 75,000 shares of Common Stock reserved for issuance pursuant to the exercise of options granted thereunder. Under the 2002 Plan, options may be awarded to both employees and directors. These options may be qualified or not qualified pursuant to the regulations of the Internal Revenue Code.

         During October 2002, we granted a total of 48,050 options to our officers, directors, and employees under the 2002 Plan for an aggregate of 48,050 shares of Common Stock. Of these, 15,000 options each were granted to Messrs. Aaron and Joels, 5,000 to Mr. Koppel and 5,000 to Dr. Triebwasser. All of these options were priced at $3.00 per share, vested one third on the grant date and the balance vests over a two year period in equal installments. During May 2004, 3,750 options priced at $4.00 were granted to Dr. Jeffrey Hymes. These options vested one third on the grant date with the balance vesting over a two year period in equal installments. All of these options expire 10 years after the date of grant and were granted at fair market value or higher at time of grant.

         During 1993, we adopted a employee stock option plan and a stock option plan for non-employee directors. The employee stock option plan provides for the granting of options to purchase not more than 50,000 shares of common stock. The options issued under the plan may be incentive or nonqualified options. The exercise price for any incentive options cannot be less than the fair market value of the stock on the date of the grant, while the exercise price for nonqualified options will be determined by the option committee. The Directors' stock option plan provides for the granting of options to purchase not more than 10,000 shares of common stock. The exercise price for shares granted under the Directors' plan cannot be less than the fair market value of the stock on the date of the grant. Both plans expired May 25, 2003.

                               SECURITY OWNERSHIP

         The following table sets forth, as of February 28,2005, certain information regarding the beneficial ownership of our common stock by (i) each person who is known by us to own beneficially more than five percent of the outstanding common stock, (ii) each of our directors and executive officers, and
(iii) all directors and executive officers as a group:

                                                                      Amount and Nature of   Percentage of
        Name of                                                       Beneficial Ownership     Securities
        Beneficial Owner*                 Position with Company        of Common Stock (1)         ***
        -----------------------------------------------------------------------------------------------
        Special Situations Private        Holder of over five              1,344,826(2)          37.03%
        Equity Fund, L.P.                 percent
        153 E. 53rd Street
        55th Floor
        New York, NY 10022

        Special Situations Fund III,      Holder of over five                448,275(3)          13.09%
        L.P.                              percent
        153 E. 53rd Street
        55th Floor
        New York, NY 10022



                                       30


        Shrikant Mehta                    Holder of over five                245,894(4)           7.33%
        Combine International             percent
        354 Indusco Court
        Troy, Michigan 48083

        George Aaron                      Chairman of the Board;             260,887(5)           7.79%
                                          Chief Executive
                                          Officer; President

        Jonathan Joels                    Director; Chief                    255,226(6)           7.62%
                                          Financial Officer; Vice
                                          President; Treasurer;
                                          Secretary

        Elliott Koppel                    VP Sales & Marketing                54,197(7)           1.62%

        Sol Triebwasser, Ph.D.            Director                             5,545(8)            **

        Jeffrey L. Hymes, M.D.            Director                             1,250(9)            **

        All executive officers and                                           577,105(10)         17.24%
        Directors as a group (5
        persons)


--------------
*        Address of all holders except Special Situations Private Equity Fund, L.P., Special Situations
         Fund III, L.P. and Mr. Mehta is c/o Caprius Inc., One Parker Plaza, Fort Lee, NJ 07024
**       Less than one percent (1%)
***      Does not include the Series B Preferred Stock, as it is non-voting except on matters directly related to such series.

(1)      Includes voting and investment power, except where otherwise noted. The number of shares beneficially owned includes shares each beneficial owner and the group has the right to acquire within 60 days of February 28, 2005 pursuant to stock options, warrants and convertible securities.

(2)      Includes 310,344 shares underlying warrants presently exercisable and excludes 103,448 shares underlying warrants which are currently not exercisable. Special Situations
         Private Equity Fund, L.P. disclaims beneficial ownership of the shares and warrants held by Special Situations Fund III L.P.

(3)      Includes 103,448 shares underlying warrants presently exercisable and excludes 34,482 shares underlying warrants which are currently not exercisable. Special Situations
         Fund III L.P. disclaims beneficial ownership of the shares and warrants held by Special
         Situations Private Equity Fund, L.P.

(4)      Includes 10,000 shares underlying warrants presently exercisable and 25,000 shares underlying options presently exercisable.

(5)      Includes (i) 353 shares in retirement accounts, (ii) 9,075 shares underlying warrants presently exercisable, (iii) 5 shares jointly owned with his wife and (iv) 20,000 shares underlying options presently exercisable.

(6)      Includes (i) 48,000 shares as trustee for his children, (ii) 8,618 shares underlying warrants presently exercisable, (iii) 875 shares underlying warrants owned by his wife for which he disclaims beneficial ownership, (iv) 20,000 shares underlying options presently exercisable and (v) 17,241 shares in a retirement account.

(7)      Includes (i) 4,644 shares underlying warrants and (ii) 20,000 shares underlying options presently exercisable.

(8)      Includes 5,475 shares underlying options presently exercisable.


                                       31


(9) Includes 1,250 shares underlying options presently exercisable and excludes 2,500 shares underlying options which are currently not exercisable.

(10) Includes (i) 22,337 shares underlying warrants and (ii) 66,725 shares underlying options presently exercisable.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As a condition to the February 2005 preferred stock placement, we exchanged fifty percent (50%) of outstanding unsecured loans together with accrued interest provided by executive officers, Messrs. Aaron, Joels and Koppel, in the amount of $64,000, $62,357 and $19,566 respectively, into 320, 311 and 97 shares of Series C Preferred Stock, respectively, and repaid the remaining 50% in cash. Upon the Reverse Split, these shares of Series C Preferred Stock converted into an aggregate of 25,103 shares of our common stock. The unsecured loans had been made during the first two quarters of fiscal year 2005, and had terms identical to those of the $100,000 8% Senior Secured Convertible Promissory Note outlined above in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         During the second quarter of fiscal 2004, we authorized short-term bridge loans for an aggregate of $500,000 through the issuance of loan notes due on July 31, 2005. The funds were utilized primarily for working capital. These funds were provided by Mr. Aaron ($150,000), Mr. Joels ($150,000), Mr. Koppel ($65,000), Mr. Joels' brother ($85,000) and others. The loan notes bore interest at a rate of 11% per annum and were secured by a first lien on the royalties due to Opus from Seradyn, in accordance with their Royalty Agreement. For every sixty dollars ($60.00) loaned, the lender received two warrants to purchase one share of our common stock, exercisable at $5.00 per share for a period of five years. The exercise price was in excess of the then market price. Pursuant to the preferred stock placement, these notes were exchanged for 5,000 shares of Series C Preferred Stock, and the security interest was released. Upon the Reverse Split, these shares of Series C Preferred Stock converted into 172,414 shares of our common stock.

         During Fiscal 2003, MCM conducted business with The P.O.M. Group, Inc. ("POM") located in Michigan. MCM was introduced to POM by Shrikant Mehta, who was a Caprius director from April 2000 to February 2004 and who beneficially owns approximately 7.33% of our common stock. Mr. Mehta is also a principal shareholder in POM. POM has significantly assisted MCM in the design, manufacture and longevity of certain key components of the MCM SteriMed Systems. As of April 5, 2005 all monies due to P.O.M for design work, purchased components and disposables, have been paid in full and we no longer require any further services.

         The independent directors have authorized the Company to advance the legal expenses of Messrs. Aaron and Joels in the litigations described in "Business-Litigation," subject to review of the legal bills and in compliance with applicable regulations and laws, with respect to claims made against them in their corporate capacities. Each of them undertook to repay his advances in the event it was determined that he was not entitled to be indemnified as to the claim for which he received the advances. No determination of advances has been made for fiscal year ended September 30, 2004.

         We believe that each of the above referenced transactions was made on terms no less favorable to us than could have been obtained from an unaffiliated third party. Furthermore, any future transactions or loans between us and our officers, directors, principal stockholders or affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of disinterested directors.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue 50,000,000 shares of common stock, $0.01 par value, of which 3,321,673 shares were issued and outstanding as of April 5, 2005.

         The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.

         The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. No dividends have ever been declared by the Board of Directors on the common stock. See "Dividend Policy." Holders of our common stock have no preemptive rights. There are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All of the outstanding shares of common stock are, and all shares sold hereunder will be, when issued upon payment therefore, duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

         We are authorized to issue 1,000,000 shares of preferred stock, par value $.01 per share, of which 27,000 shares of Series B Preferred Stock were outstanding at February 28, 2005. The Series B Preferred Stock ranks senior to any other shares of preferred stock which may be created and the common stock. It has a liquidation value of $100.00 per share, plus accrued and unpaid dividends, is non-voting except if the Company proposes an amendment to its Certificate of Incorporation which would adversely affect the rights of the holders of the Series B Preferred Stock, and is convertible into 1,159,793 shares of our common stock, subject to customary anti-dilution provisions. No fixed dividends are payable on the Series B Preferred Stock, except that if a dividend is paid on the common stock, dividends are paid on the shares of Series B Preferred Stock as if they were converted into shares of common stock. The Series B Preferred Stock is convertible for ten years from the date of purchase, August 18, 1997, and subject to mandatory conversion upon a change of control or the expiration of the 10-year period.

         On February 15, 2005, we filed a Certificate of Designations authorizing the Series C Mandatory Convertible Preferred Stock, consisting of 75,000 shares at a stated value of $100 per share. Pursuant to the preferred stock placement, we issued 66,681 shares of the Series C Preferred Stock, which automatically convert into shares of common stock at a price of $2.90 per share, subject to anti-dilution provisions, upon the effectiveness of a 1-for-20 reverse stock split. The holders of these shares of Series C Preferred Stock do not have any right of conversion. All 66,681 outstanding shares of the Series C Preferred Stock were converted into 2,299,345 shares of common stock upon the reverse split.

         We may issue the remaining authorized preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by the Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

TRANSFER AGENT

         American Stock Transfer and Trust Company, New York, New York, is the transfer agent for our common stock.

                              SELLING STOCKHOLDERS

         The selling stockholders are comprised of: (i) persons who beneficially own an aggregate of 2,299,345 shares of common stock received upon conversion of the shares of Series C Preferred Stock, (ii) Laidlaw & Co. (UK) Ltd. ("Laidlaw") (formerly Sands), the selected dealer for the Series C Preferred Stock and previous note placements, and its designees who beneficially own 151,250 shares of common stock issuable upon exercise of certain dealer warrants, (iii) investors in the Series C Preferred Stock placement, who received warrants to purchase up to 620,689 shares of common stock, (iv) our executive officers, two of whom also are directors and (v) persons who participated in prior placements of our securities other than the Series C Preferred Stock placement or the conversion or exchange of notes or indebtedness for Series C Preferred Stock. None of the selling stockholders has held any position or office or had any material relationship with us or any of our predecessors or affiliates within three years of the date of this prospectus, except for George Aaron, Jonathan Joels, Elliott Koppel and Beverly Tkaczenko. Mr. Aaron has been Chairman of the Board, President and CEO since June 1999, and also had served as a director on our board of directors from 1992 until 1996. Mr. Joels has served as a director, CFO, Treasurer and Secretary since June 1999. Debra Joels is the wife of Jonathan Joels. Mr. Koppel has been Vice President of Sales and Marketing since June 1999. Ms. Tkaczenko has been our Director of Corporate Communications since June 1998 and an employee since October 1995.

         The following table sets forth, as of April 5, 2005 and upon completion of this offering, information with regard to the beneficial ownership of our common stock by each of the selling stockholders. The term "Selling Stockholder" includes the stockholders listed below and their respective transferees, assignees, pledges, donees and other successors.

         Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

                                                   SHARES         PERCENT                        AMOUNT         PERCENT
                                                BENEFICIALLY    BENEFICIALLY        SHARES     BENEFICIALLY  BENEFICIALLY
                                               OWNED PRIOR TO   OWNED BEFORE        TO BE      OWNED AFTER    OWNED AFTER
                  NAME(1)                        OFFERING(2)      OFFERING         OFFERED     OFFERING(3)     OFFERING
George Aaron                                      260,887(4)        7.79%           260,887       -              *
Diana Anderson                                      2,000(5)           *              2,000       -              *
Avenue Asset Partners                              18,310              *             18,310       -              *
William Bartholomay                                18,344              *             18,344       -              *
Roberto Bianchi                                    21,407(6)           *             21,407       -              *
Bonanza Trust                                      29,250(5)           *             29,250       -              *
Carcap Co. LLC                                      9,172              *              9,172       -              *
Chicago Investments Inc.                           18,344              *             18,344       -              *
Marc A. Cohen                                       9,172              *              9,172       -              *
Robert Cohen                                       24,137(7)           *             24,137       -              *
James F. Corman                                     9,137              *              9,137       -              *
Diauthus LLC                                       12,500(5)           *             12,500       -              *
FCC Ltd.                                           18,310              *             18,310       -              *
Fiserv Sec. A/C/F Harvey Kohn SEP IRA              18,344              *             18,344       -              *
Fiserv Sec. A/C/F Cary Sucoff Con IRA              12,172              *             12,172       -              *
Jeff Glassman                                       9,172              *              9,172       -              *
Stanley Goldberg Rev Trust U/A 12/17/93             9,172              *              9,172       -              *
Stanley Goldberg Ttee Lynn Intrater                24,137(7)           *             24,137       -              *
John J. Harte Ttee/John J. Harte MPP u/a           18,344              *             18,344       -              *
     10/24/01
Debra Joels                                           875(8)           *                875       -              *
Jonathan Joels                                    255,226(9)        7.62%           255,226       -              *
Nicholas Joels                                     32,144(10)          *             32,144       -              *
Kanter Family Foundation                           18,344              *             18,344       -              *
Katie & Adam Bridge Partners LP                     9,172              *              9,172       -              *
Kurt Kilstock                                       5,000(11)          *              5,000       -              *
Helen Kohn                                         27,500(5)           *             27,500       -              *


                                       34


Elliott Koppel                                     54,197(12)       1.62%            54,197       -              *
KWG Trust                                          16,750(5)           *             16,750       -              *
Laidlaw & Co. (UK) Ltd.                             5,000(13)       2.35%             5,000       -              *
Little Bear Investments LLC                         9,653(14)          *              9,653       -              *
Frayda Mason                                        9,000(5)           *              9,000       -              *
Shrikant Mehta                                    245,894(15)       7.33%           245,894       -              *
Roger Miller                                       36,724           1.11%            36,724       -              *
Sanjay Mody                                        25,000(16)          *             25,000       -              *
John Pappajohn                                     73,034           2.20%            73,034       -              *
Wolf Prensky                                       12,068(17)          *             12,068       -              *
Zachary Prensky                                    50,688(18)       1.52%            50,688       -              *
Deborah Steinberger Raz and Amir Raz Jtwros         7,344              *              7,344       -              *
Deborah Steinberger Raz                             1,675(19)          *              1,675       -              *
David Roush                                        24,137(7)           *             24,137       -              *
Alan Rubin                                         48,274(20)       1.45%            48,274       -              *
Sands Brothers Venture Capital LLC                 18,344              *             18,344       -              *
Sands Brothers Venture Capital LLC II              18,344              *             18,344       -              *
Sands Brothers Venture Capital LLC III            110,206           3.32%           110,206       -              *
Sands Brothers Venture Capital LLC IV              27,551              *             27,551       -              *
Special Situations Fund III, L.P.                 482,757(21)      13.95%           482,757       -              *
Special Situations Private Equity Fund, L.P.    1,448,274(22)      38.77%         1,448,274       -              *
Lisa Sucoff                                        13,000(5)           *             13,000       -              *
Ronit Sucoff                                       27,500(5)           *             27,500       -              *
Maryellen Spedale                                   1,250(5)           *              1,250       -              *
Jonathan Steinberger                                8,844(23)          *              8,844       -              *
Ruth Steinberger and Michel Steinberger            44,150(24)       1.33%            44,150       -              *
Ruth Steinberger                                    3,000(25)          *              3,000       -              *
Howard Sterling                                     7,500(5)           *              7,500       -              *
Trude Taylor                                       36,655           1.10%            36,655       -              *
Beverly Tkaczenko                                   8,100(26)          *              8,100       -              *
Valkyrie Leasing LLC                               48,274(20)       1.45%            48,274       -              *

*    Less than one percent (1%).

     1. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership includes shares of common stock underlying warrants or options, regardless of when exercisable. Ownership is calculated based upon 3,321,673 shares outstanding as of April 5, 2005.

     2. Beneficial ownership includes all shares a holder owns directly or may acquire through exercisable or non-exercisable purchase rights.

     3.   Assumes the sale of all shares offered hereby.

     4. Includes (i) 9,075 shares issuable upon exercise of warrants at exercise prices ranging from $1.60 to $5.60 per share and (ii) 20,000 shares issuable upon exercise of options.

     5. Consists of a portion of 146,250 shares issuable upon exercise of warrants (initially granted as two dealer warrants) at an exercise price of $5.60 per share.



                                       35


     6. Consists of 4,166 shares issuable upon exercise of warrants at exercise prices ranging from $1.60 to $5.00 per share.

     7. Includes 6,896 shares issuable upon exercise of warrants at exercise prices ranging from $2.90 to $5.60 per share.

     8. Consists of 875 shares issuable upon exercise of warrants at an exercise price of $1.60 per share. She is the wife of Jonathan Joels, however, she disclaims that Mr. Joels has any beneficial interest in her shares.

     9. Includes (i) 8,618 shares issuable upon exercise of warrants at exercise prices ranging from of $1.80 to $5.60 per share and (ii) 20,000 shares issuable upon exercise of options. This does not include 875 shares underlying warrants beneficially owned by Mr. Joels' wife. Mr. Joels disclaims any beneficial interest in such shares.

     10. Includes 2,834 shares issuable upon exercise of warrants at an exercise price of $5.00 per share.

     11. Consists of 5,000 shares issuable upon exercise of warrants at an exercise price of $1.80 per share. Mr. Kilstock, the father-in-law of Messrs. Aaron and Joels, maintains that neither of them has any beneficial ownership in his holdings.

     12. Includes (i) 4,644 shares issuable upon exercise of warrants at exercise prices ranging from of $1.60 to $5.60 per share and (ii) 20,000 shares issuable upon exercise of options.

     13. Consists of 5,000 shares issuable upon exercise of warrants at an exercise price of $5.60 per share.

     14. Includes 2,757 shares issuable upon exercise of warrants at exercise prices ranging from $2.90 to $5.60 per share.

     15. Includes (i) 10,000 shares issuable upon exercise of warrants at an exercise price of $1.60 per share and (ii) 25,000 shares issuable upon exercise of options at an exercise price of $3.00 per share.

     16. Consists of 25,000 shares issuable upon exercise of options at an exercise price of $3.00 per share.

     17. Includes 3,448 shares issuable upon exercise of warrants at exercise prices ranging from $2.90 to $5.60 per share.

     18. Includes 14,482 shares issuable upon exercise of warrants at exercise prices ranging from $2.90 to $5.60 per share.

     19. Includes 1,500 shares issuable upon exercise of warrants at an exercise price of $1.80 per share. Does not include 5,000 shares owned jointly with her husband.

     20. Includes 13,792 shares issuable upon exercise of warrants at exercise prices ranging from $2.90 to $5.60 per share.

     21. Includes 137,930 shares issuable upon exercise of warrants at exercise prices ranging from $2.90 to $5.60 per share.

     22. Includes 413,792 shares issuable upon exercise of warrants at exercise prices ranging from $2.90 to $5.60 per share.

     23. Includes 1,500 shares issuable upon exercise of warrants at an exercise price of $1.80 per share.

     24.  Does not include shares separately owned by Ruth Steinberger.

     25. Consists of 3,000 shares issuable upon exercise of warrants at an exercise price of $1.80 per share.


                                       36


     26. Includes (i) 250 shares issuable upon exercise of warrants at an exercise price of $1.80 per share and (ii) 7,800 shares issuable upon exercise of options at an exercise price of $3.00 per share.



         Laidlaw (formerly Sands) had been retained by us to act as a selected dealer for the February 2005 Series C Preferred Stock placement, as well as for the April 2004 convertible promissory notes placement, and a February 2005 bridge loan. As part of its compensation in these placements, we granted dealer warrants to Laidlaw. Laidlaw has transferred a portion of these warrants to certain designees. Certain affiliates of Laidlaw (then Sands) participated in the April 2004 placement.

         All selling stockholders who are natural persons have dispositive power with respect to the shares that they are selling. With regard to selling stockholders which are not natural persons, the persons with dispositive power as to their shares are: Avenue Asset Partners (George Parry, Partner), Bonanza Trust (Jeff Zaluda, Trustee for Agent), Carcap Co. LLC (Richard Carney, Managing Partner), Chicago Investments Inc. (Joshua S. Kanter, President), Diauthus LLC (Jeff Zaluda, Trustee for Agent), FCC Ltd. (Yacov Reizman, CEO), Kanter Family Foundation (Joel S. Kanter, President), Katie & Adam Bridge Partners LP (Steven Sands, General Partner), KWG Trust (Jeff Zaluda, Trustee for Agent), Laidlaw (Robert Bonaventura, President), Little Bear Investments LLC (Jeffrey Mann, Manager), Sands Bros. Venture Capital LLC, II, III, and IV (Steven Sands, Member Manager), Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P. (David M. Greenhouse, General Partner) and Valkyrie Leasing LLC (Charles Simonyi, President).

         Under the terms of the Registration Rights Agreements entered into as part of the Series C Preferred Stock placement and the corresponding conversion of promissory notes into Series C Preferred Stock, we are obligated to file this registration statement by April 16, 2005 and to cause it to become effective by June 15, 2005, subject to certain adjustments. In the event this registration statement is not filed by April 16, 2005 or not declared effective by June 15, 2005, we are obligated to make pro rata cash payments to each of the investors in the placement and each of the note holders, as liquidated damages, in an amount equal to 1.5% of the aggregate amount invested by such investor under the Purchase Agreement or invested by such note holder for his note for each 30 day period thereafter, until such time that the registration statement is filed or declared effective, as the case may be. Under the terms of the Registration Rights Agreements, we have agreed to keep the registration statement effective until all the shares from the preferred stock placement have been sold or such shares may be sold without the volume restrictions under Rule 144(k) of the Securities Act.

         Under the terms of the Registration Rights Agreement entered into as part of the April 2004 placement of the convertible promissory notes, which were converted into Series C Preferred Stock as a condition of the Series C Preferred Stock placement, in September 2004 we filed a registration statement covering the shares of common stock underlying the notes, but such registration statement was never declared effective. We withdrew the prior registration statement and the noteholders agreed to waive the penalties for failing to cause such registration statement to be declared effective.

         Pursuant to the February 2005 Series C Preferred Stock placement, George Aaron and Jonathan Joels each agreed to "lock-up" his shares of common stock for a period of two years, from February 15, 2005, with no sales in the first year and sales of up to 12,500 shares may be made non-cumulatively each quarter in the second year.

         We are subject to various registration rights agreements with the other selling stockholders under which we have certain obligations to include their shares of common stock in this prospectus.

                              PLAN OF DISTRIBUTION

         The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

               o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

               o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

               o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

               o an exchange distribution in accordance with the rules of the applicable exchange;

               o    privately negotiated transactions;

               o settlement of short sales entered into after the date of this prospectus;

               o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

               o    a combination of any such methods of sale; and

               o    any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the ecurities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the ledge or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Thelen Reid & Priest LLP, New York, New York will pass upon the validity of the common stock being offered hereby .

                                     EXPERTS

         Included in the Prospectus constituting part of this Registration Statement are consolidated financial statements for fiscal 2003, which have been audited by BDO Seidman, LLP, an independent registered public accounting firm, and consolidated financial statements for fiscal 2004, which have been audited by Marcum & Kliegman LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their respective reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. In March 2004, BDO Seidman, LLP ceased serving as our accountants.

                              AVAILABLE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                         CAPRIUS, INC. AND SUBSIDIARIES

                                    I N D E X


 -------------------------------------------------------------------------------
                                                                        PAGE
  ------------------------------------------------------------------------------
 Report of Independent Registered Public Accounting Firm                 F-2
 -------------------------------------------------------------------------------
 Report of Independent Registered Public Accounting Firm                 F-3
 -------------------------------------------------------------------------------
 Consolidated Balance Sheet as of December 31, 2004 (Unaudited),      F-4-F-5
 and September 30, 2004
 -------------------------------------------------------------------------------
 Consolidated Statements of Operations for the years ended               F-6
 September 30, 2004 and 2003, and for the three months ended
 December 31, 2004 and 2003 (Unaudited)
 -------------------------------------------------------------------------------
 Consolidated Statements of Stockholders' Equity (Deficiency) for        F-7
 the years ended September 30, 2004 and 2003, and December 31,
 2004 (Unaudited)
--------------------------------------------------------------------------------
 Consolidated Statements of Cash Flows for the years ended               F-8
 September 30, 2004 and 2003, and for the three months ended
 December 31, 2004 and 2003 (Unaudited
 -------------------------------------------------------------------------------
 Notes to the Consolidated Financial Statements.                      F-9-F-29
 -------------------------------------------------------------------------------

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors and Stockholders
Caprius, Inc.


We have audited the accompanying consolidated balance sheet of Caprius, Inc. and Subsidiaries (the "Company") as of September 30, 2004, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Caprius, Inc. and Subsidiaries as of September 30, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.




Marcum & Kliegman LLP
New York, New York
November 16, 2004, except for Note M(1)
which is as of December 1, 2004, Note M(2)
which is as of February 2, 2005, Note M(4)
and Note M(5) which are as of February 15, 2005 and Note M(6) which is as of April 5, 2005.

                        REPORT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
Caprius, Inc.

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Caprius, Inc. and subsidiaries for the year ended September 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of Caprius, Inc. and subsidiaries and their cash flows for the year ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements have been prepared assuming that the Company and its subsidiaries will continue as a going concern. The Company and its subsidiaries have suffered recurring losses from operations. Furthermore, the Company and its principal officers and directors are defendants in certain legal proceedings whereby the plaintiffs are seeking unspecified monetary damages as well as the removal of the defendant officers as shareholders of the Company. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. These matters raise substantial doubt about the Company's ability to continue as a going concern.


                                                    /s/ BDO Seidman, LLP

Boston, Massachusetts
November 14, 2003, except with respect
to the matter discussed in paragraph 6
of Note M as to which the date is
April 5, 2005

                           CONSOLIDATED BALANCE SHEETS


                                                                        December 31,  September 30,
                                                                            2004          2004
                                                                        ------------  -------------
                                                                        (Unaudited)
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                          $    19,146   $    27,583

     Accounts receivable, net of reserve for bad debts of $5,163, at
         December 31, 2004, and September 30, 2004, respectively             57,828        73,483
     Inventories, net                                                       754,685       710,518
     Due from sale of Strax                                                  33,000        66,000
     Deferred financing cost, net of accumulated
           amortization of $102,333 and $63,958 at
           December 31, 2004 and September 30, 2004, respectively            51,167        89,542
     Other current assets                                                     6,223        15,222
                                                                        ------------  -------------
         Total current assets                                               922,049       982,348
                                                                        ------------  -------------
PROPERTY AND EQUIPMENT:
     Office furniture and equipment                                         167,221       166,019
     Equipment for lease                                                     76,666       142,843
     Leasehold improvements                                                  19,536        19,302
                                                                        ------------  -------------
                                                                            263,423       328,164
     Less:  accumulated depreciation                                        203,839       192,750
                                                                        ------------  -------------
         Net property and equipment                                          59,584       135,414
                                                                        ------------  -------------
OTHER ASSETS:
     Goodwill                                                               737,010       737,010
     Intangible assets net of accumulated amortization of $565,083 and $494,750 at December 31, 2004 and September 30, 2004,
         respectively                                                       474,917       545,250
     Other                                                                   13,330        13,330
                                                                        ------------  -------------
         Total other assets                                               1,225,257     1,295,590
                                                                        ------------  -------------
TOTAL ASSETS                                                            $ 2,206,890   $ 2,413,352
                                                                        ===========   ===========

                                                                        December 31,  September 30,
                                                                            2004          2004
LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                ---------------------------
                                                                        (Unaudited)
CURRENT LIABILITIES:

     Secured convertible notes, net of unamortized
         discount of $100,000 and $150,000 at December
         31, 2004 and September 30, 2004                                $ 1,400,000   $ 1,350,000
     Notes payable - related party, net of unamortized
         discount of $10,653 and $15,220 at December
         31, 2004 and September 30, 2004                                    628,140       484,780
     Accounts payable                                                     1,146,729       915,116
     Accrued expenses                                                       438,202       376,650
     Accrued compensation                                                   290,077       185,992
                                                                        -----------   -----------
         Total current liabilities                                        3,903,148     3,312,538
                                                                        ===========   ===========

STOCKHOLDERS' DEFICIENCY :
     Preferred stock, $.01 par value
         Authorized - 1,000,000 shares
         Issued and outstanding - Series A, none; Series B,
         convertible,  27,000 shares at December 31, 2004,
         September 30, 2004 Liquidation preference $2,700,000             2,700,000     2,700,000
     Common stock, $0.01 par value
         Authorized - 50,000,000 shares
         Issued 1,023,453 shares at December 31, 2004 and
         September 30, 2004                                                  10,234        10,234
     Additional paid-in capital                                          68,031,615    68,031,615
     Accumulated deficit                                                (72,435,857)  (71,638,785)
     Treasury stock (1,125 common shares, at cost)                           (2,250)       (2,250)
                                                                        -----------   -----------
         Total stockholders' deficiency                                  (1,696,258)     (899,186)
                                                                        -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                          $ 2,206,890   $ 2,413,352
                                                                        ===========   ===========


     The accompanying notes are an integral part of these consolidated financial statements



                         CAPRIUS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                               Three Months
                                                                                                                    Ended
                                                                          Years Ended September 30,              December 31,
                                                                            2004           2003            2004               2003
                                                                        ---------------------------     ----------------------------
REVENUES:                                                                                                        (Unaudited)
     Product sales                                                      $   766,119     $   501,879     $   236,908     $   258,884
     Equipment rental income                                                 69,342          48,700           5,326          18,349
     Consulting and royalty fees                                             50,000          50,000          20,425          12,500
                                                                        -----------     -----------     -----------     -----------
         Total revenues                                                     885,461         600,579         262,659         289,733
                                                                        -----------     -----------     -----------     -----------


OPERATING EXPENSES:
     Cost of product sales and equipment rental income                      618,944         357,708         161,794         204,719
     Research and development                                               283,697         122,116          76,580          39,595
     Selling, general and administrative                                  3,020,212       4,155,660         672,278         674,236
                                                                        -----------     -----------     -----------     -----------
         Total operating expenses                                         3,922,853       4,635,484         910,652         918,550
                                                                        -----------     -----------     -----------     -----------

         Operating loss                                                  (3,037,392)     (4,034,905)       (647,993)       (628,817)
                                                                        -----------     -----------     -----------     -----------
Interest expense, net                                                      (212,571)        (17,962)       (149,079)           (434)
                                                                        -----------     -----------     -----------     -----------
     Loss from continuing operations                                     (3,249,963)     (4,052,867)       (797,072)       (629,251)

     Income from operations of discontinued TDM business
         segment (including gain on disposal of $3,214,189
         in October 2002)
                                                                                 --       3,287,587              --              --
     Loss from operations of discontinued Strax business
         segment (including gain on disposal of $125,658
         at September 30, 2003)
                                                                           (105,806)        (18,830)             --         (28,425)
                                                                        -----------     -----------     -----------     -----------
     Loss before minority interest                                       (3,355,769)       (784,110)       (797,072)       (657,676)


     Loss applicable to minority interest                                        --         459,906              --              --
                                                                        -----------     -----------     -----------     -----------
     Net loss                                                           $(3,355,769)    $  (324,204)    $  (797,072)    $  (657,676)


Net income (loss) per basic and diluted common share
     Continuing operations                                              $     (3.18)    $     (3.52)    $     (0.78)    $     (0.61)
     Discontinued operations                                                  (0.10)           3.20              --           (0.03)
                                                                        -----------     -----------     -----------     -----------
     Net loss per basic and diluted common share                        $     (3.28)    $     (0.32)    $     (0.78)    $     (0.64)
                                                                        ===========     ===========     ===========     ==========
Weighted average number of common shares outstanding,
     basic and diluted
                                                                          1,022,328       1,020,116       1,022,328       1,022,328
                                                                        ===========     ===========     ===========     ==========


              The accompanying notes are an integral part of these consolidated financial statements.



                                        CAPRIUS, INC. AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY(DEFICIENCY)

                                         Series B Convertible
                                           Preferred Stock                Common Stock
                                      ------------------------    ------------------------
                                                                                                   Additional
                                       Number of                   Number of                         Paid-in        Accumulated
                                        Shares        Amount         Shares         Amount           Capital          Deficit
                                      ----------------------------------------------------------------------------------------------

BALANCE, SEPTEMBER 30, 2002              27,000     $2,700,000     1,020,953       $  10,209       $ 67,773,240    $ (67,958,812)

Exercise of options                           -              -         2,500              25              2,475                -

Net loss                                      -              -             -               -                  -         (324,204)
                                      ----------------------------------------------------------------------------------------------

BALANCE, SEPTEMBER 30, 2003              27,000      2,700,000     1,023,453          10,234         67,775,715      (68,283,016)

 Fair Value of warrants issued in
 connection with bridge financing             -              -             -               -             27,400                -

 Fair value of warrants issued in
 connection with secured
 convertible notes                            -              -             -               -             28,500                -

Beneficial conversion feature in
connection with secured convertible
notes                                         -              -             -               -            200,000                -

 Net loss                                     -              -             -               -                  -       (3,355,769)
                                      ----------------------------------------------------------------------------------------------

BALANCE, SEPTEMBER 30, 2004              27,000      2,700,000     1,023,453           10,234         68,031,615      (71,638,785)

Net loss  (unaudited)                         -              -             -               -                  -         (797,072)
                                      ----------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2004
(unaudited)                              27,000     $2,700,000     1,023,453       $  10,234       $ 68,031,615    $ (72,435,857)
                                      ==============================================================================================



                                          Treasury Stock
                                      ------------------------
                                                                      Total
                                      Number of                  Stockholders'
                                        Shares       Amount   Equity(Deficiency)
                                      -----------------------------------------

BALANCE, SEPTEMBER 30, 2002               1,125    $   (2,250)    $  2,522,387

Exercise of options                           -             -            2,500

Net loss                                      -             -         (324,204)
                                      -----------------------------------------

BALANCE, SEPTEMBER 30, 2003               1,125        (2,250)       2,200,683

 Fair Value of warrants issued in
 connection with bridge financing             -             -           27,400

 Fair value of warrants issued in
 connection with secured
 convertible notes                            -             -           28,500

Beneficial conversion feature in
connection with secured convertible
notes                                         -             -          200,000

 Net loss                                     -             -       (3,355,769)
                                      ----------------------------------------

BALANCE, SEPTEMBER 30, 2004               1,125        (2,250)        (899,186)

Net loss  (unaudited)                         -             -         (797,072)
                                      ----------------------------------------
BALANCE, DECEMBER 31, 2004
(unaudited)                               1,125    $   (2,250)    $ (1,696,258)
                                      ========================================



              The accompanying notes are an integral part of these consolidated financial statements.




                         CAPRIUS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         Year Ended September 30,       Three Months Ended December 31,
                                                     ------------------------       -------------------------------
                                                           2004              2003           2004               2003
                                                                                              (Unaudited)


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                                             $ (3,355,769)     $  (324,204)   $  (797,072)   $  (657,676)
  Adjustments to reconcile net loss to
  net cash used in operating activities:
    Minority interest in loss of MCM                              -         (459,906)             -              -
    Gain on sale of TDM business                                  -       (3,214,189)             -              -
    Gain on sale of Strax business                                -         (125,658)             -              -
    Bad debt expense                                         77,381                -              -              -
    Amortization of debt discount                            73,617           30,962         54,567              -
    Amortization of deferred financing cost                  63,958                -         38,375              -
    Depreciation and amortization                           350,181          271,164         81,422         62,328
    Write-off of other receivable                           101,992                -              -              -
    Changes in operating assets and liabilities:
      Accounts receivable, net                                6,177         (272,363)        15,654         39,280
      Inventories                                           109,966         (603,012)        22,011          2,432
      Other assets                                          (38,580)         (58,338)         8,999       (105,408)
      Accounts payable and accrued expenses                (231,286)        (303,512)       397,250       (205,461)
                                                       -------------     ------------   ------------  -------------
        Net cash used in operating activities            (2,842,363)      (5,059,056)      (178,794)      (864,505)
                                                       -------------     ------------   ------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from sale of TDM business                              -        6,000,000              -              -
  Proceeds from sale of Strax business                      268,629                -         33,000        213,190
  Acquisition of property and equipment                     (48,502)               -         (1,436)        (1,886)
  Acquisition of MCM, net of cash acquired
  (including loans to MCM)                                        -          (88,875)             -              -
                                                       -------------     ------------   ------------  -------------
      Net cash provided by investing activities             220,127        5,911,125         31,564        211,304
                                                       -------------     ------------   ------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from issuance of common stock                          -            2,500              -              -
  Proceeds from issuance of notes payable                   500,000                -        138,793              -
  Proceeds from issuance of secured convertible           1,500,000                -              -              -
  notes
  Financing fees in connection with convertible            (125,000)               -              -              -
  notes
  Repayment of debt and capital lease obligations                 -         (585,032)             -              -
                                                       -------------     ------------   ------------  -------------

      Net cash provided by (used in) financing            1,875,000         (582,532)       138,793              -
      activities
                                                       -------------     ------------   ------------  -------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS       (747,236)         269,537         (8,437)      (653,201)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD              774,819          505,282         27,583        774,819
                                                       -------------     ------------   ------------  -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD               $     27,583      $   774,819    $    19,146    $   121,618
                                                       =============     ============   ============  =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Cash paid for interest during the period             $     25,697      $    29,270    $         -    $       115
                                                       =============     ============   ============  =============

NON CASH TRANSACTIONS:

  Sale of Strax Business Segment in exchange for Note
  Receivable                                           $          -      $   412,000    $         -    $         -
                                                       =============     ============   ============  =============
  Issuance of warrants attached with debt issuance     $     55,900      $         -    $         -    $         -
                                                       =============     ============   ============  =============
  Beneficial conversion feature in connection with
  debt issuance                                        $    200,000      $         -    $         -    $         -
                                                       =============     ============   ============  =============
  Transfer of net book value of certain equipment
  leases to inventory for sale                         $          -      $         -    $    66,177    $         -
                                                       =============     ============   ============  =============

               The accompanying notes are an integral part of these consolidated financial statements.


                          CAPRIUS, INC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMEMENTS
(Information for the Three Month Periods ended December 31, 2004 and 2003 is unaudited)

(NOTE A) - Business and Basis of Presentation
---------------------------------------------

         Caprius, Inc. and Subsidiaries ("Caprius" or the "Company") was founded in 1983 and through June 1999 essentially operated in the business of medical imaging systems as well as healthcare imaging and rehabilitation services. On June 28, 1999, the Company acquired Opus Diagnostics Inc. ("Opus") and began manufacturing and selling medical diagnostic assays constituting the Therapeutic Drug Monitoring ("TDM") Business. After the close of the 2002 fiscal year, the Company made major changes in its business through the sale of the TDM Business and the purchase of a majority interest in M.C.M. Environmental Technologies, Inc. ("MCM"). Until the end of 2003 fiscal year, the Company continued to own and operate a comprehensive imaging center located in Lauderhill, Florida. On September 30, 2003, the Company completed the sale of the Strax Institute ("Strax") to Eastern Medical Technologies. The sale consisted of the business of the Strax Institute comprehensive breast imaging center located in Lauderhill, Florida.

         The Company has business operations located in Israel. Although the region is considered to be economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company's operations.

         During the fiscal year ended September 30, 2004, and September 30, 2003 the Company's operations were the medical waste business. As discussed in Notes I & K, the Company disposed of its TDM business in October, 2002 and Strax effective September 30, 2003. Operations related to the TDM business and Strax have been reclassified to discontinued operations for the years ended September 30, 2004 and 2003.

Unaudited Interim Information

         The accompanying consolidated financial statements for the three months ended December 31, 2004 and 2003 are unaudited; however, in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the consolidated financial statements for these interim periods have been made. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

(NOTE B) - Summary of Significant Accounting Policies
-----------------------------------------------------

         [1] Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly or majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         [2] Revenue Recognition

         The breast imaging center (sold in fiscal 2003) recognized revenue as services were provided to patients. Reimbursements for services provided to patients covered by Blue Cross/Blue Shield, Medicare, Medicaid, HMOs and other contracted insurance programs are generally less than rates charged by the Company. Differences between gross charges and estimated third-party payments were recorded as contractual allowances in determining net patient service revenue during the period that the services are provided. Revenue from the sale of a comprehensive line of assays for therapeutic drug monitoring (sold in fiscal 2003) was recognized when the products were shipped to the customer.

         Revenues from the MCM medical waste business are recognized when SteriMed units are sold or rented to customers. Units under rental programs are billed on a monthly basis. Any disposables or additional services, including training and maintenance, are billed when shipped or provided. EITF Issue No. 00-21 Accounting for Revenue Arrangements with Multiple Deliverables" was effective for the Company beginning July 1, 2003, and did not have a material effect on the Company's results of operations.

         [3] Cash Equivalents

         The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         [4] Allowance for Doubtful Accounts:

         The Company recognizes an allowance for doubtful accounts to ensure that accounts receivable are not overstated due to uncollectibility. Bad debt reserves are maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer's inability to meet its financial obligation, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position. If the circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.

         [5] Product Warranties

         The estimated future warranty obligations related to the product sales are provided by charges to operations in the period in which the related revenue is recognized. The basic warranty covers parts and labor for one year, thereafter extended warranties are available. These charges were deemed to be immaterial in each of the years ended September 30, 2004 and 2003 and three months ended December 31, 2004 and 2003 (Unaudited).

         [6] Shipping and Handling Costs

         The Company includes shipping and handling costs in the statement of operations as part of cost of sales. These costs were deemed immaterial for the years ended September 30, 2004 and 2003 and December 31, 2004 and 2003 (Unaudited).

         [7] Inventories

         Inventories are accounted for at the lower of cost or market using the first-in, first-out ("FIFO") method. The Company's policy is to reserve or write-off surplus or obsolete inventory. Inventory is comprised of materials, labor and manufacturing overhead costs.

         [8] Equipment, Furniture and Leasehold Improvements

         Equipment, furniture and leasehold improvements are recorded at cost. Depreciation and amortization are computed by the straight-line method over the estimated lives of the applicable assets, or term of the lease, if applicable. Expenditures for maintenance and repairs that do not improve or extend the life of the expected assets are expensed to operations, while expenditures for major upgrades to existing assets are capitalized.

         Asset Classification                       Useful Lives
         --------------------                       ------------
         Office furniture and equipment             3-5 years
         Leasehold improvements                     Term of Lease
         Equipment for lease                        5 years

         [9] Impairment of Long-Lived Assets

         In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company and its subsidiaries review the carrying values of their long-lived assets (other than goodwill) for possible impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair values less costs to sell.

         [10] Goodwill and Other Intangibles

         The Company has adopted the provisions of SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 is effective as to any business combination occurring after June 30, 2001 and certain transition provisions that affect accounting for business combinations prior to June 30, 2001 are effective as of the date SFAS No. 142 is applied in its entirety. Goodwill relating to acquisitions completed subsequent to June 30, 2001 is not amortized and is subject to impairment testing. In addition, effective January 1, 2002, the Company will no longer be required to amortize goodwill and certain other intangibles assets relating to acquisitions completed prior to July 1, 2001.

         SFAS No. 142 provides, among other things, that goodwill and intangible assets with indeterminate lives shall not be amortized. Goodwill shall be assigned to a reporting unit and annually tested for impairment. Intangible assets with determinate lives shall be amortized over their estimated useful lives, with the useful lives reassessed continuously, and shall be assessed for impairment under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Goodwill is also assessed for impairment on an interim basis when events and circumstances warrant. The Company assesses whether an impairment loss should be recognized and measured by comparing the fair value of the "reporting unit" to the carrying value, including goodwill. If the carrying value exceeds fair value, then the Company will compare the implied fair value of the goodwill (as defined in SFAS No. 142) to the carrying amount of the goodwill. If the carrying amount of the goodwill exceeds the implied fair value, then the goodwill will be adjusted to the implied fair value. At September 30, 2004, goodwill results from the excess of cost over the fair value of net assets acquired related to the MCM business.

         [11] Net Loss Per Share

         Net loss per share is computed in accordance with SFAS No. 128, "Earning Per Share" ("SFAS No. 128"). SFAS No. 128 requires the presentation of both basic and diluted earnings per share. Basic net loss per common share was computed using the weighted average common shares outstanding during the period. Diluted loss per share reflects the potential dilution that could occur through the effect of common shares issuable upon the exercise of stock options, warrants and convertible securities. For the year ended September 30, 2004, potential common shares amount to 859,223 shares, as compared to 342,745 for the year ended September 30, 2003 and have not been included in the computation of diluted loss per share since the effect would be antidilutive. For the periods ended December 31, 2004 and 2003, potential common shares amount to 844,910 and

342,743 respectively, and have not been included in the computation of diluted loss per share since the effect would be antidilutive.

         [12] Income Taxes

          The Company provides for federal and state income taxes currently payable, as well as for those deferred because of timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. The effect of a change in tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.


         [13] Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         [14] Fair Value of Financial Instruments

         The carrying amounts of cash and cash equivalents, notes and accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair values because of the short-term nature of those instruments. The Company estimates that the carrying values of debt approximate fair value as the notes bear interest at current market rates.

         [15] Reclassifications

         Certain reclassifications have been made to prior period amounts to conform to the current year presentation.

         [16] Foreign Currency

         The Company follows the provisions of SFAS No. 52, "Foreign Currency Translation." The functional currency of the Company's foreign subsidiary is the U.S. dollar. All foreign currency asset and liability amounts are re-measured into U.S. dollars at end-of-period exchange rates, except for certain assets, which are measured at historical rates. Foreign currency income and expense are re-measured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts re-measured at historical exchange rates. Exchange gains and losses arising from re-measurement of foreign currency-denominated monetary assets and liabilities are included in operations in the period in which they occur. Exchange gains and losses included in the accompanying consolidated statements of operations are $280 and $24,267 for the years ended September 30, 2004 and 2003 and $9,202 and $1,551 for the three months ended December 31, 2004 and 2003 (Unaudited).

         [17] Recent Accounting Pronouncements

         In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. In December 2003, the FASB issued Interpretation No. 46(R) ("FIN 46R") which revised certain provisions of FIN 46. Publicly reporting entities that are small business issuers must apply FIN 46R to all entities subject to FIN 46R no later than the end of the first reporting period that ends after December 15, 2004 (as of December 31, 2004, for a calendar year enterprise) The effective date includes those entities to which FIN 46 had previously been applied. However, prior to the application of FIN 46R, a public entity that is a small business issuer shall apply FIN 46 or FIN 46R to those entities that are considered special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003. The Company does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46R.

         In November 2002, the Emerging Issues Task Force (EITF) reached consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenue arrangements with multiple deliverables include arrangements which provide for the delivery or performance of multiple products, services and/or rights to use assets where performance may occur at different points in time or over different periods of time. EITF Issue No. 00-21 was effective for the Company beginning July 1, 2003, and did not have a material effect on the Company's results of operations.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 is the first phase of the FASB's project on liabilities and equity. SFAS No. 150 provides guidance on how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. Many of these instruments were previously classified as equity. For example, if an employer's issuance of its shares to a key employee requires the employer to redeem the shares upon the employee's death, then those shares must be classified as a liability, not as equity. For publicly-held companies, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. SFAS No. 150 requires companies to record the cumulative effect of financial instruments existing at the adoption date. The Company does not believe the adoption of SFAS 150 will have a significant effect on the Company's operations, financial position or cash flows.

         In December 2003, a revision of SFAS 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued, revising disclosures about pension loans and other post retirements benefits plans and requiring additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The Company expects that the adoption of the new statement will not have a significant impact on its financial statements.

         In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company is in the process of evaluating whether the adoption of SFAS 151 will have a significant impact on the Company's overall results of operations or financial position.

         In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

         In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment" Statement 123(R) will provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities that are small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position.

         [18] Stock-Based Compensation

         The Company accounts for stock-based compensation under the intrinsic value method in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

         In December 2002 the Financial Accounting Standards Board (FASB) issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148, which amends SFAS No. 123, requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will account for its stock-based compensation under the Accounting Principles Board (APB) No. 25 and elect the disclosure-only alternative under SFAS No. 148. The Company has computed the pro forma disclosures under SFAS No. 148 for options and warrants granted using the Black-Scholes option-pricing model for the years ended September 30, 2004 and 2003. The assumptions used during the years ended September 30, 2004 and 2003 were as follows:


------------------------------------------------- ------------------------------
                                                          SEPTEMBER 30,
------------------------------------------------- ---------------- -------------
                                                       2004            2003
                                                       ----            ----
------------------------------------------------- ---------------- -------------
Risk free interest rate                           4.00 - 5.00%     5.00%
------------------------------------------------- ---------------- -------------
Expected dividend yield                           --               --
------------------------------------------------- ---------------- -------------
Expected lives                                    10 years         10 years
------------------------------------------------- ---------------- -------------
Expected volatility                               29 - 80%         80%
------------------------------------------------- ---------------- -------------
Weighted average value of grants per share          $1.80          $2.00
------------------------------------------------- ---------------- -------------
Weighted average  remaining  contractual             7.3            5.9
life of options outstanding (years)
------------------------------------------------- ---------------- -------------


         The pro forma effect of applying FAS No. 148 would be as follows:


------------------------------------------------------------------- ---------------------------
                                          THREE MONTHS ENDED            FOR THE YEARS ENDED
------------------------------------------------------------------- ---------------------------
                                              DECEMBER 31,                 SEPTEMBER 30,
                                              (UNAUDITED)
-----------------------------------------------------------------------------------------------
                                          2004           2003           2004            2003
-----------------------------------------------------------------------------------------------
Net Loss, as reported                 $(797,072)    $(657,676)    $(3,355,769)    $(324,204)
-----------------------------------------------------------------------------------------------
Add: Stock-based employee
compensation included in
reported loss                              -              -              -             -
-----------------------------------------------------------------------------------------------
Less: Stock-based employee
compensation as determined under
fair value based method for all
awards.                                    (818)      (13,687)        (56,371)     (112,544)
-----------------------------------------------------------------------------------------------
Pro forma net loss                    $(797,890)    $(671,363)    $(3,412,140)    $(436,748)
                                      ==========    ==========    ============    ==========
-----------------------------------------------------------------------------------------------
Net Loss per share:
-----------------------------------------------------------------------------------------------
Basic and diluted - as reported          $(0.78)       $(0.64)       $ (3.28)     $ (0.32)
-----------------------------------------------------------------------------------------------
Basic and diluted - pro forma            $(0.78)       $(0.66)       $ (3.33)     $ (0.43)
-----------------------------------------------------------------------------------------------


 [19]    Concentration of Credit Risk and Significant Customers

         SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," requires disclosure of any significant off-balance-sheet and credit risk concentrations. Although collateral is not required, the Company periodically reviews its accounts receivable and provides estimated reserves for potential credit losses.

         Financial instruments which potentially expose the Company to concentration of credit risk, are mainly comprised of trade accounts receivable. Management believes its credit policies are prudent and reflect normal industry terms and business risk. The Company does not anticipate non-performance by the counter parties and, accordingly, does not require collateral. The Company maintains reserves for potential credit losses and historically such losses, in the aggregate, have not exceeded management's expectations. The Company purchases a substantial amount of its inventory products from one principal supplier. If in the future the supplier were to cease to supply these inventory products, management believes there are alternative vendors available to meet its inventory requirements. For the year ended September 30, 2004, two customers accounted for approximately 56% and 16% of the consolidated total revenue, respectively. Accounts receivable due from these customers as of September 30, 2004 was $45,267 and $0. For the year ended September 30, 2003, one customer accounted for approximately 30% of the consolidated total revenue.

         For the three months ended December 31, 2004,(Unaudited) revenue from four customers was approximately $91,000, $56,000, $42,000 and $41,000 which represented approximately 88% of the total revenue. At December 31, 2004 accounts receivable from these customers were approximately $0, $45,267, $0 and $0 respectively. For the three months ended December 31, 2003, (Unaudited) revenue from two customers was approximately $121,000 (2004-$56,000) and $124,000 (2004-$41,000), which represented approximately 85% of the total revenue.

         The Company maintains cash deposits with financial institutions, which from time to time may exceed federally insured limits. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash. At September 30, 2004, and December 31, 2004 (Unaudited) the Company did not have cash balances on deposit that exceeded the federally insured limits.

         [20] Intangible Assets

         Intangible assets consisted of technology, customer relationships and permits, and are amortized on a straight-line basis over their estimated useful lives of three to five years. The carrying value of intangible assets will be reviewed annually by the Company to ensure that impairments are recognized when the future operating cash flows expected to be derived from such intangible assets are less than carrying value. Total amortization expense related to the other intangible assets for each of the years ended September 30, 2004 and 2003 were approximately $281,300 and $213,417, respectively.


-------------------- ---------------- ------------------ -----------------------------------------
                                                                                DECEMBER 31,2004
                                       ACCUMULATED      SEPTEMBER 30,2004           (UNAUDITED)
-------------------- ---------------- ------------------ -----------------------------------------
ASSET TYPE                COST         AMORTIZATION       NET BOOK VALUE           NET BOOK VALUE
-------------------- ---------------- ------------------ -----------------------------------------
Technology              $550,000         $320,833             $229,167                $183,333
-------------------- ---------------- ------------------ -----------------------------------------
Patents                  290,000          103,917              186,083                 120,000
-------------------- ---------------- ------------------ -----------------------------------------
Customer
Relationships            200,000           70,000              130,000                 171,584
-------------------- ---------------- ------------------ -----------------------------------------
                      $1,040,000         $494,750             $545,250                $474,917
                      ==========         ========             ========                ========
-------------------------- ---------------- ------------------ ---------------------- ------------


Expected amortization over the next four years is as follows:

                  FISCAL PERIOD      AMORTIZATION

                       2005             281,333
                       2006             143,834
                       2007              98,000
                       2008              22,083
                                       --------
                                       $545,250
                                       ========

(NOTE C) -Inventories

         Inventories consist of the following, net of reserves of approximately $34,200 as of September 30, 2004 and December 31, 2004 (Unaudited):

         -------------------------------------------------------------------
                                December 31, 2004   September 30, 2004
         -------------------------------------------------------------------
                                   (Unaudited)
         -------------------------------------------------------------------
         Raw Materials              $315,523               $273,942
         -------------------------------------------------------------------
         Finished Goods              439,162                436,576
                                     -------                -------
         -------------------------------------------------------------------
                                    $754,685               $710,518
                                    ========               ========
         -------------------------------------------------------------------


(NOTE D) - Notes Payable and Line of Credit
-------------------------------------------

         During the third quarter of fiscal 2004, the Company raised an aggregate of $1.5 million through the issuance of 8% Senior Secured Convertible Promissory Notes ("the Notes"), prior to underwriting fees and expenses. The proceeds were used for general working capital. The Company granted a security interest in substantially all of the assets of the Company. The Notes mature in one year and can be converted into shares of common stock at the election of the investor at any time using a conversion price of $4.00 per share. If certain conditions are not met as of September 30, 2004, then the conversion price shall be reduced to $3.00 per share. The beneficial conversion feature of the Notes, amounted to $200,000 and as such the amount shall be treated as a discount to debt and a corresponding increase to paid in capital. This amount shall be amortized over the life of the loan. Amortization for the year ended September 30, 2004 amounted to $50,000, and that amount is included in interest expense, net in the consolidated statement of operations. The financing was arranged through Sands Brothers International Ltd. ("Sands") which has been retained by the Company to act as selected dealer for the sale and issuance of the Notes. Based upon the funds raised, Sands received a six percent fee and an expense allowance of one percent of the gross proceeds and warrants were valued at $28,500 using the Black Scholes Model to purchase 71,250 shares of the Company's common stock at an exercise price of $5.60 per share for a period of five years. The total fees for the offering were $125,000. The debt issuance costs are being amortized over the term of the loan. Amortization for the year ended September 30, 2004 amounted to $63,958, and that amount is included in interest expense, net in the consolidated statement of operations. Amortization for the three month period ended December 31, 2004 amounted to $38,375 and that amount is included in interest expense, net in the consolidated statement of operations. On February 15, the Company closed on a $4.5 million preferred stock equity financing (see Note M) As a condition of this financing, the holders of the Notes amended and converted their Notes together with accrued interest, into an aggregate of 15,953 shares of Series C Mandatory Convertible Preferred Stock.


Notes Payable - Related Party

         During the three month period ended December 31, 2004,(Unaudited) the Company was advanced the principal amount of approximately $138,790 through short term loans until additional equity funding was secured. The terms of the loans are identical to the terms of the $100,000 8% Senior Secured Convertible Promissory Note outlined in Note M(2). The allocated fair value of the warrants associated with this advance is deemed to be immaterial. These short-term loans were provided by executive officers, Messrs. Aaron, Joels, and Koppel who advanced approximately $64,000, 62,350 and $12,440, respectively. These funds were utilized for general working capital purposes. As a condition of this financing, the holders of the Notes exchanged 50% of their indebtedness for 694 shares of Series C Mandatory Convertible Preferred Stock and were paid the balance of their notes inclusive of interest from the net proceeds of the $4.5 million preferred stock equity financing of February 15, 2005 (see Note M) and the security interest was terminated.

         During the second quarter of fiscal 2004, the Company authorized a short-term bridge loan for an aggregate of $500,000 through the issuance of loan notes due on July 31, 2005. The funds were utilized primarily for general working capital. The majority of the funds were provided by management of the Company. The loan notes bear interest at a rate of 11% per annum and are secured by a first lien on any royalties received by Opus Diagnostics Inc. from Seradyn, Inc. in accordance with their Royalty Agreement. For every sixty dollars

($60.00) loaned, the lender received two warrants to purchase one share of Common Stock, exercisable at $5.00 per share for a period of five years. The warrants were valued at $27,400 using the Black Scholes Model and such amount was treated as a discount to debt and a corresponding increase to paid in capital. The discount is being amortized over the life of the loan. For the year ended September 30, 2004, the Company recorded an additional interest expense related to this discount of approximately $12,200, and that amount is included in interest expense, net in the consolidated statement of operations. For the three month period ended December 31, 2004, (Unaudited) the Company recorded an additional interest expense related to this discount of approximately $4,600, and that amount is included in interest expense, net in the consolidated statement of operations. On February 15, 2005 the Company closed on a $4.5 million preferred stock equity financing (see Note M). As a condition of this financing the holders of the Notes converted their notes, into an aggregate of 5,000 shares of Series C Mandatory Convertible Preferred Stock and the security interest was terminated.

Line of Credit - Related Party

         During 2002, the Company entered into a $500,000 line of credit agreement with Mr. Mehta, a board member of the Company that was to expire on March 2004. Borrowings under the line were to bear interest at 11% per annum. In connection with this agreement, the Company issued warrants to purchase 25,000 shares of the Company's common stock at an exercise price of $2.20. The warrants were exercisable immediately and were to expire in September 2007. These warrants were determined to have a market value of $41,350 which is being amortized over the term of the related debt agreement. In February 2004, Mr. Mehta and the Company were unable to reach mutually satisfactory terms for the underlying provisions of the loan, and therefore Mr. Mehta relinquished his offer for the line of credit and the warrants granted to him were cancelled.


(NOTE E) - Employee Benefits
----------------------------

         The Company sponsors a Qualified Retirement Plan under section 401(k) of the Internal Revenue Code. Caprius employees become eligible for participation after completing 3 months of service and attaining the age of twenty-one. For the years ended September 30, 2004 and 2003 and December 31, 2004 (Unaudited) the Company has not adopted a matching option to the plan.


(NOTE F) - Income Taxes
-----------------------

         At September 30, 2004, the Company had a deferred tax asset totaling approximately $13,560,000, due primarily to net operating loss carryovers. A valuation allowance was recorded in 2004 for the full amount of this asset due to uncertainty as to the realization of the benefit. The change in the valuation allowance in 2004 increased by approximately $970,000.

         The Company files its tax return on a consolidated basis, US tax rules prohibit the consolidation of its foreign subsidiary. The Company's Israeli subsidiary had carried forward losses for tax purposes in the amount of approximately $7,000,000. The Company recorded a full valuation allowance for the carry forward loses.

         At September 30, 2004 the Company had available net operating loss carryforwards for tax purposes, expiring from 2008 through 2024 of approximately $40.6 million. The Internal Revenue Code contains provisions which will limit the net operating loss carry forward available for use in any given year if significant changes in ownership interest of the Company occur.

(NOTE G) - Commitments and Contingencies
----------------------------------------

         [1] Operating leases

         The Company leases facilities under non-cancelable operating leases expiring at various dates through fiscal 2005. Facility leases require the Company to pay certain insurance, maintenance and real estate taxes. Lease expense for all operating leases totaled approximately $122,843 and $105,300 for the years ended September 30, 2004 and 2003, respectively, and was recorded as part of selling, general and administrative expenses within the consolidated statement of operations. Future minimum rental commitments under operating leases are as follows:


         Fiscal Year               Amount
         -----------               ------

         2005                      46,650
                                  -------
         Total                    $46,650
                                  =======


         [2] Legal proceedings

         In June 2002, Jack Nelson, a former Caprius executive officer and director, commenced two legal proceedings against us and George Aaron and Jonathan Joels, executive officers, directors and principal stockholders. The two complaints alleged that the individual defendants made misrepresentations to the plaintiff upon their acquisition of a controlling interest in the Company in 1999 and thereafter made other alleged misrepresentations and engaged in mismanagement and other misconduct and took other actions as to the plaintiff to the supposed detriment of the plaintiff and Caprius. One action was brought in Superior Court of New Jersey, Bergen County ("State Court Action"), and the other was brought as a derivative action in Federal District Court in New Jersey ("Federal Derivative Action"). In September 2003, we resolved the State Court Action by making an Offer of Judgment which was accepted by the plaintiff. Under the terms of the Offer of Judgment, which was made without any admission or finding of liability on part of the defendants, we paid $125,000 to the plaintiff and the action was discontinued. The cost associated with the Offer of Judgment was recorded in selling, general and administrative expenses within the consolidated statement of operations for the year ended September 30, 2003.

         On May 3, 2004, the Court in the Federal Derivative Action granted the motion made by us and Messrs. Aaron and Joels for judgment on the pleadings based upon the pre-suit demand requirement and dismissed the plaintiff's complaint without prejudice, but denied defendants' motion for judgment on the pleadings based upon the Private Securities Litigation Reform Act. The Court also granted the plaintiff's cross-motion to file an amended complaint to add allegations of insider trading.

         In September 2002, we were served with a complaint naming us and our principal officers and directors in the Federal District Court of New Jersey as a purported class action (the "Class Action"). The allegations in the complaint cover the period between February 14, 2000 and June 20, 2002. The initial plaintiff is a relative of the wife of the plaintiff in the State Court Action and Federal Derivative Action. The allegations in the purported Class Action were substantially similar to those in the other two Actions. The complaint sought an unspecified amount of monetary damages, as well as the removal of the defendant officers as shareholders.

         On May 3, 2004, in a decision separate from the decision in the Federal Derivative Action, the Court granted the defendants' motion and dismissed the Class Action. The federal securities claims asserted by the plaintiffs were dismissed with prejudice, and having dismissed all federal law claims, the Court declined to exercise jurisdiction over the remaining state law claims and dismissed those claims without prejudice. On May 14, 2004, the plaintiffs filed a motion for reconsideration, which defendants opposed and subsequently this motion for reargument was denied. The plaintiff did not file a notice of appeal during the statutory time period.

         On September 30, 2004, our Board received a letter written from Mr. Nelson's attorney making a demand that we institute a derivative action substantially similar to the allegations presented in the Federal Derivative Action. A draft complaint was included with the letter. An Independent Committee of the Board responded to the letter within the stipulated 90 day period that Mr. Nelson had requested, stating that the Independent Committee determined that there was no basis for the Company to institute the derivative action as demanded. There has been no further communication from Mr. Nelson's attorney.

         The independent directors have authorized us to advance the legal expenses of Messrs. Aaron and Joels in these litigations with respect to claims against them in their corporate capacities, subject to review of the legal bills and compliance with applicable law, and Messrs. Aaron and Joels will repay us in the event it was determined that they were not entitled to be indemnified as to the claim for which the advance was made.

         In September 2002, BDC Corp., d/b/a BDC Consulting Corp., brought an action against us and Mr. Aaron in the Circuit Court for the Seventeenth Judicial Circuit, Broward County, Florida seeking an unspecified amount of damages arising from the defendants' alleged tortious interference with a series of agreements between the plaintiff and third party MCM pursuant to which the plaintiff had intended to purchase MCM. Although we believed there was no merit to the plaintiff's claim, in October 2003, in order to avoid a lengthy and expensive litigation, we and Mr. Aaron settled the action for the sum of $83,000 recorded in selling, general and administrative expenses within the consolidated statement of operations for the year ended September 30, 2003. The purchaser of Strax is an entity controlled by the same person who is a principal in BDC Corp. Under our Purchase Agreement for the purchase of the majority interest in MCM, MCM, its subsidiaries and certain pre-existing shareholders of MCM have certain obligations to indemnify us with respect to damages, losses, liabilities, costs and expenses arising out of any claim or controversy in respect to the BDC complaint. This indemnification has been satisfied by the indemnifying shareholders either through the required payment of monies or by additional shares being allocated to the Company.

(NOTE H) - Capital Transactions
-------------------------------

         [1] Preferred Stock - Class B
             -------------------------

         On August 18, 1997, the Company entered into various agreements with General Electric Company ("GE") including an agreement whereby GE purchased 27,000 shares of newly issued Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") for $2,700,000.

         The Series B Preferred Stock consists of 27,000 shares, ranks senior to any other shares of preferred stock which may be created and the Common Stock. It has a liquidation value of $100.00 per share, plus accrued and unpaid dividends, is non-voting except if the Company proposes an amendment to its Certificate of Incorporation which would adversely affect the rights of the holders of the Series B Preferred Stock, and is convertible into 57,989shares of Common Stock, subject to customary anti-dilution provisions. No fixed dividends are payable on the Series B Preferred Stock, except that if a dividend is paid on the Common Stock, dividends are paid on the shares of Series B Preferred Stock as if they were converted into shares of Common Stock.

         [2] Warrants
             --------

         During the third quarter of Fiscal 2004, the Company raised an aggregate of $1.5 million through the issuance of 8% Senior Secured Convertible Promissory Notes. The financing was arranged through Sands Brothers International Ltd. who was retained by the Company to act as selected dealer for the sale and issuance of the Notes. Based upon the funds raised, Sands received warrants valued at $28,500 using the Black Scholes Model to purchase
71,250 shares of the Company's common stock at an exercise price of $5.60 per share for a period of five years. These warrants expire at various dates through June 2009.

         During the second quarter of Fiscal 2004, the Company authorized a short term bridge loan for an aggregate of $500,000 through the issuance of related party notes due on July 31, 2005. For every sixty dollars ($60.00) loaned, the lender received 2 warrants to purchase one share of Common Stock, exercisable at $5.00 per share for a period of five years. These warrants expire in January 2009. The fair value allocated to these warrants based upon the Black Scholes Model was approximately $27,400. This loan discount shall be amortized over the life of the short term bridge loan.

         In connection with various bridge financing agreements entered into during fiscal year 2000, the Company issued warrants to purchase 18,425shares of common stock at exercise prices ranging from $4.00 to $20.00. As of September 30, 2004, there were warrants outstanding to purchase 13,062 shares of common stock at an exercise price of $4.00 per share. These warrants expire at various dates through March 2005.

         In connection with the equity placement completed during fiscal year 2000, the Company issued 130,000 Series A warrants and 65,000 Series B warrants. As of September 30, 2004, there were Series A and B warrants outstanding to purchase 32,040 shares of common stock at exercise prices ranging from $10.00 to $15.00, with a weighted average exercise price of $11.60.

         In connection with MCM financing entered into during 2002, the Company issued warrants to purchase 12,500 shares of common stock at $1.80. The market value of the warrants issued was valued at $6,700, which is being amortized over the life of the related debt. These warrants expire in September 2007.

         In connection with bridge financing entered into during 2001, the Company issued warrants to purchase 15,000 shares of common stock at $1.60. The market value of the warrants issued was valued at $12,000 which was amortized over the term of the related debt. These warrants expire in February 2006.

         [3]   Equity Private Placement
               ------------------------

         On April 27, 2000, the Company completed an equity private placement of $1,950,000 through the sale of 32,500 units at $60.00 per unit. Each unit was comprised of three shares of Common Stock, four Series A Warrants exercisable at $10.00 per share and are callable by the Company if the Common Stock of the Company trades above $60.00 for 15 consecutive days, two Series B Warrants exercisable at $15.00 per share and are callable by the Company if the Common Stock trades above $100.00 for 15 consecutive days. All of the warrants are exercisable for a period of five years. In addition, the Company issued options to two individuals who assisted with the financing. One individual received options to purchase 25,000 shares of common stock at $15.00 through June 2005. Another individual received options to purchase 25,000 shares of common stock at $20.00 through June 2005.

         [4]   Stock options
               -------------

         During 2002, the Company adopted a stock option plan for both employees and non-employee directors. The employee and non-employee Directors stock option plan provides for the granting of options to purchase not more than 75,000 shares of common stock. The options issued under the plan may be incentive or nonqualified options. The exercise price for any options will be determined by the option committee. The plan expires May 15, 2012. During October 2002, the Company granted a total of 48,050 options to officers, directors, and employees under the 2002 plan. During May 2004, 3,750 options priced at $4.00 were granted to a director of the Company. These options vested one third on the grant date with the balance vesting over a two year period in equal installments. All of these options expire 10 years after the date of grant and were granted at fair market value or higher at time of grant. All options are exercisable at $3.00 per share vesting one third immediately and the balance equally over a two year period. As of September 30, 2004, there were 51,800 options outstanding under the 2002 plan, exercisable at prices from $3.00 to $4.00 per share.

         During 1993, the Company adopted a employee stock option plan and a stock option plan for non-employee directors. The employee stock option plan provides for the granting of options to purchase not more than 50,000 shares of common stock. The options issued under the plan may be incentive or nonqualified options. The exercise price for any incentive options cannot be less than the fair market value of the stock on the date of the grant, while the exercise price for nonqualified options will be determined by the option committee. The Directors' stock option plan provides for the granting of options to purchase not more than 10,000 shares of common stock. The exercise price for shares granted under the Directors' plan cannot be less than the fair market value of the stock on the date of the grant.

Stock option transactions under the 2002 plan are as follows:

                                                                           Weighted
                                                                           Average
                                           Number of    Option Price       Exercise Price
                                           Shares       Per Share          Per Share
                                           ------       ---------          ---------

Balance, September 30, 2002                2,500        $1.00               $1.00

Granted in 2003                            48,050       $3.00               $3.00

Exercised in 2003                          (2,500)      $ 1.00              $1.00
                                           -------      ------              -------

Balance, September 30, 2003                48,050       $3.00               $3.00

Granted in 2004                            3,750        $4.00               $4.00
                                           -----        -----               -----

Balance, September 30, 2004                51,800       $3.00 - $4.00       $3.00
===========================                ======       =============   =========

Balance December 31, 2004 (Unaudited)      51,800       $3.00 - $4.00       $3.00
=====================================      ======       =============   =========


Stock option transactions under the 1993 plan are as follows:


                                                                                 Weighted
                                                                                 Average
                                             Number of       Option Price        Exercise Price
                                             Shares          Per Share           Per Share
                                             ------          ---------           ---------

Balance, September 30, 2002                  37,225          $ 3.00 - $ 100.00       $5.20

Cancelled in 2003                              (750)         $ 16.80 - $ 58.60      $28.00
                                             ------         ------------------      ------

Balance, September 30, 2003                  36,475          $ 3.00 - $ 100.00       $4.80

Cancelled in 2004                              (125)         $  58.60 - 100.00      $83.40
                                             ------         ------------------      ------

Balance, September 30, 2004                  36,350          $  3.00 - $100.00      $4.60

Cancelled in 2005                             (1250)              $3.00             $3.00
                                             ------          -----------------     ------

Balance December 31, 2004 (Unaudited)        35,100          $3.00 - $100.00        $4.60
=====================================        ======          =================     ======



Stock option transactions not covered under the years 2002 and 1993 option plans in the fiscal years 2003 and 2004 are as follows:


                                                                                 Weighted
                                                                                 Average
                                             Number of       Option Price        Exercise Price
                                             Shares          Per Share           Per Share
                                             ------          ---------           ---------

Balance, September 30, 2002                   52,693        $2.00- 402.00          $17.80

Granted in 2003                               50,000        $3.00                  $3.00

Cancelled in 2003                                (65)       $324.00                $324.00
                                                ----        -------                -------

Balance, September 30, 2003                  102,628        $2.00 - $402.00        $10.40

Cancelled in 2004                            (50,064)       $15.00-316.00          $ 1.80
                                            --------        -------------          ------
Balance, September 30, 2004                   52,564        $2.00 - $402.00        $ 3.40
===========================                 ========        ===============        =======

Balance December 31, 2004 (Unaudited)         52,564        $2.00-$402.00          $ 3.40
=====================================       ========        =============          ======

The following table summarizes information about stock options outstanding at September 30, 2004 and December 31, 2004,(Unaudited) respectively:



                                                          Outstanding Options
                                             ---------------------------------------------
                                                               Weighted-
                                                  Number        Average      Weighted-
Range of                                        Outstanding    Remaining      Average
Exercise                                                      Contractual     Exercise
Prices                                                        Life (years)     Price
------------------------------------------------------------------------------------------

$2.00 - $5.00                                    140,050         7.33         $   3.20
    58.60                                            450         1.67            58.60
   100.00                                            150         1.00           100.00
   402.00                                             64          .60           402.00
------------------------------------------------------------------------------------------

$2.00 - $402.00  at 09/30/04                     140,714          7.3         $   3.60
===============  ============                    =======          ===         ========
$2.00 - $402.00  at 12/31/04(Unaudited)          139,464          7.3         $   3.60
===============  ======================          =======          ===         ========




                                               ---------------------------------------------
                                                               Exercisable Options
                                               ---------------------------------------------
                                                               Weighted-
                                                Number         Average       Weighted-
Range of                                        Outstanding    Remaining     Average
Exercise                                                       Contractual   Exercise
Prices                                                         Life (years)  Price
--------------------------------------------------------------------------------------------
  $2.00-$5.00                                    104,866         7.00            $3.20
     58.60                                           450         1.67            58.60
    100.00                                           150         1.00           100.00

    402.00                                            64          .60           402.00
------------------------------------------------------------------------------------------

$2.00- $402.00  at 09/30/04                      105,531         6.95            $3.80
==============  ============                 ===========         ====          =======
$2.00 - $402.00 at 12/31/04(Unaudited)           104,281         6.95            $3.80
=============== ======================       ===========         ====          =======





                                                                 Range of          Weighted
                                                                 Exercise          Average
                                                  Number of      Price Per         Exercise Price
Options exercisable                               Shares         Share             Per Share
--------------------
Plan shares                                        69,633       $ 3.00- $100.00     $3.80
Non-plan shares                                    35,897      $ 2.00 - $402.00     $3.60
                                                   ------      ----------------     -----
Options Exercisable at 9/30/04                    105,531      $ 2.00 - $402.00     $3.80
                                                  -------      ----------------     -----

Plan shares                                        68,383         $3.00-$100.00     $3.80
Non-plan shares                                    35,897         $2.00- 402.00     $3.60
                                                   ------         -------------     -----
Options Exercisable at 12/31/04 (Unaudited)       104,281         $2.00-$402.00     $3.80
                                                  =======         =============     -----


(NOTE I) - Disposal of TDM business segment
-------------------------------------------

     Effective October 9, 2002, the Company completed the sale of the assets and certain liabilities of its TDM business segment for $6,000,000. Pursuant to a Consulting Agreement, Opus will consult with Seradyn on ongoing projects for a $50,000 annual fee for a two-year period. The sold assets included three diagnostic assays still in development, for which Opus will receive royalty payments upon the commercialization of any of these assays based upon varying percentages of net sales. Caprius, Opus and its three executive officers entered into non-compete agreements with Seradyn restricting them for five years from competing in the TDM business. The sale of the TDM business has been reflected as discontinued operations in the accompanying consolidated financial statements. Revenues from discontinued operations, which have been excluded from income from continuing operations in the accompanying consolidated statements of operations for fiscal year 2003, is shown below. The effects of the discontinued operations on net loss and per share data are reflected within the accompanying consolidated statements of operations.

A summary of operations of the TDM business segment for the year ended September 30, 2003 is as follows:

          Revenues                    $96,698
          Operating Expenses           23,300
                                      -------
          Income from Operations      $73,398
                                      =======

(NOTE J) - Acquisition of majority interest in MCM Environmental Technologies, Inc.
------------------------------------------------------------------------------

     On December 17, 2002, the Company completed the acquisition of 57.53% of the capital stock of MCM Environmental Technologies ("MCM"). The Company acquired its interest for a purchase price of $2.4 million. MCM is engaged in the medical infectious waste business. Upon closing, Caprius designees were elected to three of the five seats on MCM's Board of Directors, with George Aaron, President and CEO, and Jonathan Joels, CFO, filling two seats. At the time of the acquisition of MCM, the Company's outstanding loans to MCM aggregated $565,000 which were paid by reducing the cash portion of the purchase price. As part of Stockholders Agreement dated December 17, 2002, there were certain provisions relating to performance adjustments for the twenty four month period post closing. As a consequence, the Company's ownership interest increased by 5% in the fiscal year 2004. For a six month period that commenced on July 17, 2004 and ends on January 17, 2005, pursuant to a Stockholders Agreement, the stockholders of MCM (other than the Company) shall have the right to put all of their MCM shares to MCM, and MCM shall have the right to call all of such shares, not currently owned by us. In accordance with the Stockholder's agreement dated December 17, 2002, the party who first exercises its put or call rights is required to accompany its notice of put or call with its proposal for the price of the stock interest in MCM to be sold or purchased, as applicable. The recipient is then required to give notice to the exercising party of its proposed price for such interest. The parties shall then negotiate and agree upon an agreed price. At our option, we may pay the purchase price for the remaining MCM shares in cash or in shares of our common stock. Neither party gave notice of its put or call. The acquisition was financed through proceeds from the sale of the TDM business. Additionally, as part of the transaction, certain debt of MCM to its existing stockholders and to certain third parties was converted to equity or restructured. Legal and other costs incurred in 2002 directly related to the acquisition totaled $189,463. These costs were allocated to the purchase price of MCM during the year ended September 30, 2003. The acquisition was accounted for using the purchase method of accounting under which the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values.

     A summary of the acquisition of MCM Environmental Technologies:

          Current Assets                             $ 2,313,851
          Net PP&E                                       215,558
          Liabilities                                 (1,446,513)
                                                     ------------
          Net Tangible Assets                         $1,082,896
                                                     ============

          Net Tangible Assets (57.53% Interest)      $   622,990
          Goodwill & Intangible Assets                 1,777,010
                                                     ------------
               Total Acquisition Cost                $ 2,400,000
                                                     ============

     Pro forma combined results of operations of the Company and the MCM business acquired in December 2002 for the periods ended September 30, 2003, assuming that the transaction had occurred on October 1, 2002 and after giving effect to certain pro forma adjustments are as follows:

                                                 2003
                                                 ----
          Revenues                            $  841,471
                                             ------------
          Operating Expenses                   4,821,892
                                             ------------
          Interest expense                       (17,962)
                                             ------------
          Loss from continuing operations    ($3,998,193)
                                             ============

(NOTE K) - Sale of Strax

     Effective September 30, 2003, the Company sold its comprehensive breast imaging business, to Eastern Medical Technologies, Inc., a Delaware corporation ("EMT"), pursuant to a Stock Purchase Agreement dated September 30, 2003 (the "Purchase Agreement") among Registrant, EMT and the other parties thereto. The purchase price was $412,000 and may be subject to adjustment based upon the amount of accounts receivable outstanding as of the date of closing. 50% of the purchase price, which had been held in escrow, was paid on closing and the balance is payable in installments commencing January 1, 2004 and ending December 31, 2004, evidenced by a note secured by the accounts receivables of Strax Institute, Inc. In addition, Registrant is required to provide certain specified transitional services for up to 180 days pursuant to a Management Services Agreement. During the first quarter of fiscal year 2005, the parties agreed to settle the net outstanding balance in a lump sum payment of $66,000 which was paid in two equal installments in December 2004 and January 2005.

     The sale of the Strax business has been reflected as discontinued operations in the accompanying consolidated financial statements. Revenues from discontinued operations, which have been excluded from income from continuing operations in the accompanying consolidated statements of operations for fiscal year 2003 as shown below. The effects of the discontinued operations on net loss and per share data are reflected within the accompanying consolidated statements of operations.

     A summary of operations of the Strax business segment for the years ended September 30, 2004 and 2003 are as follows:

                                       2004             2003
                                       ----             ----
          Revenues                          -       $1,559,669
          Operating Expenses           28,425        1,704,157
          Other Expense                77,381                -
                                   -----------      -----------
          Loss from operations     $ (105,806)       $(144,488)
                                   ===========      ===========

(NOTE L) -Geographic Information
--------------------------------

     The Company does not have reportable operating Segments as defined in the Statements of Financial Accounting No.131 "Disclosures about Segments of an Enterprise and related information" The method for attributing revenues to individual customers is based as to the destination to which finished goods are shipped.

     The Company operates facilities in the United States of America and Israel. The following is a summary of information by area for the years ended September 30, 2004 and 2003, and for the three months ended December 31, 2004 and 2003 (Unaudited).


------------------------------------------------------------------------------------------------------------
                                                    FOR THE YEARS ENDED              THREE MONTHS ENDED
------------------------------------------------------------------------------------------------------------
                                              SEPTEMBER 30,    SEPTEMBER 30,      DECEMBER      DECEMBER 31,
                                                   2004             2003          31,2004           2003
                                                   ----             ----          --------          ----
                                                                                 (UNAUDITED)     (UNAUDITED)
------------------------------------------------------------------------------------------------------------
Net Revenues:
------------------------------------------------------------------------------------------------------------
Israel                                        $   766,119      $   501,879      $  195,250       $  258,884
------------------------------------------------------------------------------------------------------------
United States                                     119,342           98,700          67,409           30,849
                                              ------------     ------------     -----------      -----------
------------------------------------------------------------------------------------------------------------
Revenues  as  reported  in the  accompanying  $   885,461      $   600,579      $  262,659       $  289,733
financial statements                          ============     ============     ===========      ===========

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
Loss from continuing operations:
------------------------------------------------------------------------------------------------------------
Israel                                        $  (414,890)     $  (232,662)     $  (84,123)      $  (75,780)
------------------------------------------------------------------------------------------------------------
United States                                  (2,835,073)      (3,820,205)       (712,949)        (553,471)

Loss from continuing  operations as reported  $(3,249,963)     $(4,052,867)     $ (797,072)      $ (629,251)
in the accompanying financial statements      ============     =============    ===========     ============


------------------------------------------------------------------------------------------------------------
                                                    September 30, 2004                December 31, 2004
                                                                                          (Unaudited)
------------------------------------------------------------------------------------------------------------
Identifiable Assets:
------------------------------------------------------------------------------------------------------------
Israel                                                  $  561,151                       $  508,030
------------------------------------------------------------------------------------------------------------
United States                                            1,852,201                        1,698,860
                                                        -----------                      -----------
------------------------------------------------------------------------------------------------------------
Total Assets as reported in the                         $2,413,352                       $2,206,890
accompanying financial statements                       ===========                      ===========
------------------------------------------------------------------------------------------------------------


(NOTE M)-SUBSEQUENT EVENTS
--------------------------

     (1) On December 1, 2004 an agreement was reached between the Company and the minority ownership of an MCM subsidiary. The minority is being repaid their initial investment of $20,000, by way of a credit towards the site installation expense of SteriMed units, they are purchasing for their dialysis centers. This subsidiary was dissolved on February 9, 2005 and the minority interest is now reflected in accrued expenses within the consolidated balance sheet.

     (2) On February 2, 2005, the Company raised $100,000 through the issuance of 8% Senior Secured Convertible Promissory Notes, repayable, together with interest to April 3, 2005, subject to prepayment in the event of an equity financing in excess of $2 Million, or conversion by the investors into shares of our common stock at a conversion price of $3.00 per share. The lenders also received warrants to purchase 5,000 shares of our common stock exercisable at $5.60 per share for a period of five years. In the event that the loan is not repaid as of the due date, then the lender shall receive a further 1,250 warrants per month, up to an aggregate, including the initial 5,000 warrants, of 15,000 warrants. The funds are being utilized for general working capital. On February 17, 2005 the Company repaid this loan together with interest.

     (3) During the period from October 1, 2004 thorough November 16, 2004, the Company was advanced the principal amount of approximately $46,500 through short term loans until additional equity funding is secured. The terms of the loans are identical to the terms of the $100,000 8% Senior Secured Convertible Promissory Note outlined above. These short-term loans were provided by executive officers, Messrs. Aaron, and Joels, who advanced approximately $32,000 and $14,500, respectively. These funds are being utilized for general working capital purposes. As a condition of the February 15, 2005 stock equity financing, Messrs Aaron and Joels exchanged 50% of their indebtedness for Series C Mandatory Convertible Preferred Stock and were paid the balance inclusive of interest.

     (4) During the period from November 17, 2004 thorough February 15, 2004, the Company was advanced the principal amount of approximately $99,500 through short term loans until additional equity funding is secured. The terms of the loans are identical to the terms of the $100,000 8% Senior Secured Convertible Promissory Note outlined above. These short-term loans were provided by executive officers, Messrs. Aaron, Joels, and Koppel who advanced approximately $32,000 $48,000, and $19,500 respectively. These funds are being utilized for general working capital purposes. As a condition of the February 15, 2005 stock equity financing, Messrs Aaron, Joels and Koppel exchanged 50% of their indebtedness for Series C Mandatory Convertible Preferred Stock and were paid the balance inclusive of interest.

         (5) On February 15, 2005, the Company closed on a $4.5 million preferred stock equity financing before financing related fees and expenses of approximately $450,000. The Company issued 45,000 shares of Series C Mandatory Convertible Preferred Stock at a stated value of $100 per share. The Company also issued Series A Warrants to purchase an aggregate of 465,517 shares of common stock at an exercise price of $5.60 per share for a period of five years. In addition, the Company issued Series B Warrants to purchase an aggregate of 155,172 shares of common stock at an exercise price of $2.90 per share for a period of five years exercisable after nine months, subject to a termination condition defined under Warrant B, Section 18. Simultaneously, the Company converted the short-term secured debt outstanding in the aggregate of $2 million, together with $72,962 of unsecured indebtedness, into 21,681 shares of Series C Mandatory Convertible Preferred Stock. As part of the condition for raising the equity financing, holders of a majority of the outstanding shares irrevocably undertook to effect a 1:20 reverse stock split of any outstanding shares of common stock. At the time that the reverse split becomes effective, all of the preferred stock issued to the new equity investors and the debt holders who converted their debt will automatically convert into common shares at a conversion price of $2.90 per share and/or 2,299,345 shares of the

Company's common stock (post reverse split), subject to adjustment in certain circumstances. The Company also agreed to increase the number of independent directors by one additional director.

     (6) On April 5, 2005 the Company effected a 1-for-20 reverse stock split of its common stock. At this time, the 66,681 outstanding shares of Series C Preferred Stock automatically converted into 2,299,345 shares of the Company's common stock. As a result of the reverse split, the Company has outstanding 3,321,673 shares of common stock. The reverse split did not change the number of authorized shares of common stock and preferred stock. All share and per share information in the accompanying financial statements has been restated to reflect the 1 for 20 reverse stock split.

-------------------------------------------------------- -----------------------

         NO  DEALER,  SALESPERSON  OR OTHER  PERSON HAS
BEEN  AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY          3,813,759
REPRESENTATIONS  OTHER  THAN  THOSE  CONTAINED  IN THIS          SHARES OF
PROSPECTUS  IN  CONNECTION  WITH THE  OFFERING  MADE BY        COMMON STOCK
THIS   PROSPECTUS,   AND,   IF  GIVEN  OR  MADE,   SUCH
INFORMATION OR REPRESENTATIONS  MUST NOT BE RELIED UPON
AS  HAVING  BEEN  AUTHORIZED  BY  THE  COMPANY  OR  THE
SELLING   STOCKHOLDERS.   THIS   PROSPECTUS   DOES  NOT
CONSTITUTE  AN  OFFER TO SELL OR A  SOLICITATION  OF AN
OFFER  TO  BUY  ANY   SECURITIES   OTHER   THAN   THOSE
SPECIFICALLY  OFFERED  HEREBY  OR AN OFFER TO SELL OR A        CAPRIUS, INC.
SOLICITATION   OF  AN   OFFER   TO  BUY  ANY  OF  THESE
SECURITIES  IN ANY  JURISDICTION  TO ANY PERSON TO WHOM
IT IS  UNLAWFUL  TO MAKE  SUCH  OFFER OR  SOLICITATION.
EXCEPT  WHERE  OTHERWISE  INDICATED,   THIS  PROSPECTUS
SPEAKS  AS OF THE  EFFECTIVE  DATE OF THE  REGISTRATION
STATEMENT.  NEITHER  THE  DELIVERY  OF THIS  PROSPECTUS
NOR ANY SALE  HEREUNDER  SHALL UNDER ANY  CIRCUMSTANCES
CREATE  ANY  IMPLICATION  THAT THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                                                                PROSPECTUS
                   TABLE OF CONTENTS
                                              Page
                                              ----

PROSPECTUS SUMMARY...............................1
THE COMPANY......................................1
RECENT DEVELOPMENTS..............................2
THE OFFERING.....................................3
RISK FACTORS.....................................3
SUMMARY FINANCIAL AND OPERATING INFORMATION......3
RISK FACTORS.....................................5
FORWARD LOOKING STATEMENTS......................11
USE OF PROCEEDS.................................11
DIVIDEND POLICY.................................11            May 10, 2005
MARKET FOR OUR COMMON STOCK.....................11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS.................................12
BUSINESS........................................17
MANAGEMENT......................................27
SECURITY OWNERSHIP..............................30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS  32
DESCRIPTION OF SECURITIES.......................32
SELLING STOCKHOLDERS............................33
PLAN OF DISTRIBUTION............................37
LEGAL MATTERS...................................38
EXPERTS.........................................38
AVAILABLE INFORMATION...........................39
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.....F-1